The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-150238
Subject to Completion
Preliminary Prospectus Supplement dated June 1, 2009

PROSPECTUS SUPPLEMENT
(To prospectus dated April 23, 2009)

$100,000,000

Western Refining, Inc.

     % Convertible Senior Notes due 2014

We are offering $100,000,000 principal amount of our     % Convertible Senior Notes due 2014. The notes will bear interest at a rate of     % per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2009. The notes will mature on June 15, 2014.

Concurrently with this offering of notes, we are offering 14,000,000 shares of our common stock (or a total of 16,100,000 shares if the underwriters exercise their option to purchase additional shares in full) pursuant to a separate prospectus supplement and accompanying prospectus. This offering of notes is not contingent upon the common stock offering, and the common stock offering is not contingent upon this offering of notes.

The notes will be unsecured and unsubordinated obligations of ours and will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness and liabilities of our subsidiaries.

Holders may convert their notes prior to the close of business on the business day immediately preceding March 15, 2014 under the following circumstances: (1) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined herein) per $1,000 in principal amount of the notes for each trading day of the measurement period was less than 98% of the product of the “last reported sale price” (as defined herein) of our common stock and the applicable conversion rate for the notes for such trading day; (2) during any calendar quarter after the calendar quarter ending September 30, 2009, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect for the notes on the last trading day of the immediately preceding calendar quarter; or (3) upon the occurrence of certain specified corporate transactions described in this prospectus supplement. In addition, holders may convert their notes beginning on March 15, 2014 and ending on the second scheduled trading day immediately preceding the maturity date of the notes without regard to the foregoing circumstances.

The initial conversion rate for the notes will be           shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $      per share of common stock). The conversion rate will be subject to adjustment upon the occurrence of specified events but will not be adjusted for accrued interest. In addition, if a “make-whole fundamental change” (as defined herein) occurs prior to the maturity date of the notes, we will in some cases increase the conversion rate for a holder that elects to convert its notes in connection with such make-whole fundamental change.

In lieu of delivery of shares of our common stock in satisfaction of our obligation upon conversion of the notes, we may elect to settle conversions entirely in cash or by net share settlement. If we elect to settle notes surrendered for conversion entirely in cash, we will deliver cash based on a “daily conversion value” (as defined herein) calculated on a proportionate basis for each “VWAP trading day” (as defined herein) of the relevant 25 VWAP trading day observation period, all as described herein. If we elect to settle notes surrendered for conversion by net share settlement, we will pay cash equal to the sum of the “principal portions” (as defined herein) of each note surrendered for conversion, and settle the remainder, if applicable, in shares of our common stock, in each case, based on the “daily settlement amount” (as defined herein), all as described herein. In addition, at any time on or prior to the 60th scheduled trading day immediately preceding the maturity date of the notes, we may irrevocably elect to settle notes surrendered for conversion by net share settlement, as described herein. This irrevocable net share settlement election is in our sole discretion and does not require the consent of holders of the notes.

We may not redeem the notes prior to the maturity date of the notes. If we undergo a fundamental change, holders may require us to repurchase their notes in whole or in part for cash at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.

Our common stock is listed on the New York Stock Exchange under the symbol “WNR.” On May 29, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $14.25 per share.

Investing in the notes involves risks, including those described in the “Risk Factors” section beginning on page S-14 of this prospectus supplement, and in the “Risk Factors” sections on page 2 of the accompanying prospectus dated April 23, 2009 and in our Annual Report on Form 10 K for the fiscal year ended December 31, 2008, which is incorporated by reference into this prospectus supplement.

	Per Note	Total

Public offering price(1)%		$
Underwriting discounts	%	$
Proceeds, before expenses, to us	%	$

(1)	Plus accrued interest from , 2009, if settlement occurs after that date

To the extent the underwriters sell more than $100,000,000 in principal amount of notes, we have granted the underwriters a 30-day option to purchase up to an additional $15,000,000 in principal amount of notes at the public offering price less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book entry form through The Depository Trust Company on or about          , 2009.

Merrill Lynch & Co.	Goldman, Sachs & Co.

ABN AMRO Incorporated	Wachovia Securities

The date of this prospectus supplement is June   , 2009.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or included in any free writing prospectus that we may file with the Securities and Exchange Commission, or SEC, in connection with this offering. The information in this prospectus supplement replaces any inconsistent information in the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus is current as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our convertible senior notes and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated April 23, 2009, which gives more information about us. To the extent there is a conflict between the information contained in this prospectus supplement, the information contained in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, the information contained in the most recently dated document shall control. See “Where You Can Find More Information” in this prospectus supplement.

The information contained in or incorporated by reference in this document is accurate only as of its date, regardless of the time of delivery of this prospectus supplement or of any sale of convertible senior notes.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information contained elsewhere or incorporated by reference in this prospectus supplement or accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our convertible senior notes. We urge you to read the entire prospectus supplement and accompanying prospectus, and the information incorporated by reference herein including the risks of investing in our convertible senior notes discussed under “Risk Factors” and the financial statements and the related notes and other information included elsewhere or incorporated by reference in this prospectus supplement or accompanying prospectus. Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional convertible senior notes. “Western Refining,” “the Company,” “Western,” “we,” “us” and “our” refer to Western Refining, Inc., or WNR, and the entities that became its subsidiaries upon closing of our initial public offering (including Western Refining Company, L.P., or Western Refining LP), and Giant Industries, Inc. and its subsidiaries, which became wholly-owned subsidiaries on May 31, 2007, unless the context otherwise requires or where otherwise indicated. Any references to the “Company” prior to this date exclude the operations of Giant Industries, Inc.

Our Company

We are an independent crude oil refiner and marketer of refined products and also operate service stations and convenience stores. We own and operate four refineries with a total crude oil throughput capacity of approximately 238,000 barrels per day, or bpd. In addition to our 128,000 bpd refinery in El Paso, Texas, we also own and operate a 70,000 bpd refinery on the East Coast of the United States near Yorktown, Virginia and two refineries in the Four Corners region of Northern New Mexico with a combined throughput capacity of 40,000 bpd. Our primary operating areas encompass West Texas, Arizona, New Mexico, Utah, Colorado, and the Mid-Atlantic region. In addition to the refineries, we also own or lease and operate stand-alone refined products terminals in Flagstaff, Arizona and Albuquerque, New Mexico, as well as asphalt terminals in Phoenix, Arizona; Tucson, Arizona; Albuquerque; and El Paso. We also own or lease and operate 152 retail service stations and convenience stores in Arizona, Colorado and New Mexico, a fleet of crude oil and finished product truck transports, and a wholesale petroleum products distributor that operates in Arizona, California, Colorado, Nevada, New Mexico, Texas, and Utah.

In January 2006, we completed an initial public offering and our stock began trading on the New York Stock Exchange, or NYSE, under the symbol “WNR.” Also in connection with our initial public offering, pursuant to a contribution agreement, we consummated a reorganization of entities under common control whereby Western Refining, Inc. became the indirect owner of the historical operating subsidiary, Western Refining LP and all of its refinery assets. On May 31, 2007, we completed the acquisition of Giant Industries, Inc., or Giant. Prior to the acquisition of Giant, we generated substantially all of our revenues from our refining operations in El Paso.

We report our operating results in three business segments: the refining group, the retail group, and the wholesale group. Our refining group operates the four refineries and related refined products terminals and asphalt terminals. At the refineries, we refine crude oil and other feedstocks into finished products such as gasoline, diesel fuel, jet fuel, and asphalt. Our refineries market finished products to a diverse customer base including wholesale distributors and retail chains. Our retail group operates service stations and convenience stores and sells gasoline, diesel fuel, and merchandise. Our wholesale group distributes gasoline, diesel fuel, and lubricant products.

Refining

Our refining group operates four refineries: one in El Paso, Texas (the El Paso refinery), two in the Four Corners region of Northern New Mexico, one near Gallup and one in Bloomfield, (the Four Corners refineries), and one near Yorktown, Virginia (the Yorktown refinery). Each of these refineries has its own product distribution terminal. Our refining group also operates a crude oil transportation and gathering pipeline system in New Mexico, an asphalt plant in El Paso, two finished stand-alone products distribution terminals located in Flagstaff and Albuquerque, and four asphalt distribution terminals located in El Paso, Phoenix, Tucson, and Albuquerque.

Retail

Our retail group operates service stations, which include convenience stores or kiosks. The service stations sell various grades of gasoline, diesel fuel, general merchandise, and beverage and food products to the general public. Our refining group or wholesale group supply substantially all the gasoline and diesel fuel that the retail group sells. We purchase general merchandise and food products from various suppliers. Our retail group operates 152 service stations with convenience stores or kiosks located in Arizona, Colorado, and New Mexico.

Wholesale

Our wholesale group includes several lubricant and bulk petroleum distribution plants, unmanned fleet fueling operations, a bulk lubricant terminal facility, and a fleet of crude oil and finished product trucks and lubricant delivery trucks. The wholesale group distributes commercial wholesale petroleum products primarily in Arizona, California, Colorado, Nevada, New Mexico, Texas, and Utah. The wholesale group purchases petroleum fuels and lubricants from the refining group and from third-party suppliers.

Competitive Strengths

Access to Diverse and Plentiful Feedstocks.  Our refineries have access to a diverse group of raw material suppliers. To supply the El Paso refinery, we signed a 30-year transportation agreement with Kinder Morgan in 2004 that provides us with access to a plentiful supply of crude oil from Permian Basin producing fields, which have long, predictable reserve lives. The main Kinder Morgan trunkline into El Paso is used solely for the delivery of WTI and WTS crude oils to our El Paso refinery. In addition, we receive high-octane blendstocks (including alkylate, a key component of Phoenix cleaner burning gasoline, or Phoenix CBG) on the Magellan South System pipeline. In addition, since the acquisition of Giant in 2007, we have increased our sour and heavy crude oil processing capacity as a percentage of our total crude oil capacity from 12% prior to the acquisition to approximately 38% as of March 31, 2009, thereby increasing our flexibility to acquire a more diverse feedstock base. Sour and heavy crude oil is typically less expensive to acquire than light sweet crude oil. We believe our combined sour and heavy crude oil processing capability is approximately 50% of total crude capacity, following the May 2009 completion of our previously announced gasoline desulfurization project at our El Paso refinery. The Yorktown refinery also has the flexibility for future growth initiatives given its ability to process cost-advantaged feedstocks.

Attractive, Regional, and Geographically Diverse Sales Areas.  We supply a significant portion of our refined products to areas in the Southwest region of the United States, including Arizona, New Mexico, and West Texas. Our refineries in the Southwest are well-situated to serve different geographical areas with different pricing structures — Phoenix/Tucson and El Paso/New Mexico/Juárez, Mexico. Our product margins benefit from our ability to meet stringent Phoenix CBG fuel specifications. Our refinery in Yorktown is the only refinery in Virginia and the southern-most East Coast refinery in the United States. Yorktown sells the majority of its light refined products into higher-value, local areas. In addition, our refinery in Yorktown provides us with geographic diversity that reduces our risk from downturns in the Southwest region and enhances our growth opportunities.

Solid Operational Track Record.  We have a proven track record of successfully operating safe, environmentally compliant, reliable and high performing refining assets. We have increased crude oil throughput capacity at our El Paso refinery from approximately 85,000 bpd in 2003 to approximately 128,000 bpd today, a 51% increase. In addition, our unplanned downtime averaged 2% since January 1, 2008, versus 5% downtime for our four refineries on average from 2005 to 2007 (Yorktown and the Four Corners refineries were owned by Giant during most of this period). Additionally, we believe our recordable injury rates of 0.47 in 2008 and 0.44 through May 10, 2009, are approximately half of the industry averages. We have received numerous safety awards from the National Petrochemical and Refiners Association for outstanding safety achievements. We believe our strong operations focus and track record enhances profitability and employee morale and reduces business, environmental, and legal risks.

Modern Refineries with Significant Operational Flexibility.  Our El Paso refinery is the third largest refinery in the Southwest region. The El Paso refinery is a 128,000 bpd cracking facility that has historically run West Texas Intermediate crude oil to optimize the yields of higher-value refined products. We have invested over $260 million at the El Paso refinery since 2007 to reduce feedstock costs, improve yields of high margin products and maintain environmental compliance. The El Paso refinery can now process up to 50% sour crude oils, which are typically less expensive than West Texas Intermediate, and can produce up to 20,000 bpd of Phoenix grade gasoline, which historically has had higher margins than conventional gasoline. Also, after the recent addition of a $170 million gasoline desulfurization unit and the completion of crude unit and coker improvement projects, our Yorktown refinery now typically processes 100% heavy crude oils in addition to upgrading up to 15,000 bpd of low-cost external feedstocks. As a result of over $345 million in capital spending since 2006, excluding $78 million in related capital spending by Giant prior to its acquisition in June 2007, our refinery system is capable of producing ultra low sulfur diesel and low sulfur gasoline products.

Dedicated Line Space on Refined Product Pipelines.  We currently have substantial allocations of line space on the Kinder Morgan East Line to Tucson and Phoenix and on Plains All American’s Albuquerque pipeline to transport refined products from our El Paso refinery. Access to this line space provides us with an advantage over certain regional competitors because we can more cost-effectively transport refined products from El Paso to the Phoenix, Tucson and Albuquerque areas.

Strategy

The principal elements of our strategy are:

Reducing Financial Leverage.  We intend to maintain financial flexibility by reducing the amount of debt in our capital structure and maintaining a strong working capital position. We are currently considering several alternatives to reduce leverage including using cash flow from operations, the proceeds from any public or private equity offerings, and potential asset sales. We intend to use the proceeds of this offering to repay a portion of our term loan agreement with Bank of America, N.A., the administrative agent, and the other lenders party thereto, or the Term Loan Credit Agreement. As of March 31, 2009, on a pro forma basis to reflect the net proceeds of this offering and the common stock and senior secured notes offerings (as described under “Use of Proceeds”), we would have had $1,104.8 million in total debt. Neither the convertible senior notes nor the senior secured notes (expected to be priced concurrently with this offering) will have any financial maintenance covenants.

Maintaining Significant Liquidity.  Our primary sources of liquidity are cash generated from our operating activities, existing cash balances, and our revolving credit agreement with a group of banks, including Bank of America, N.A., as administrative agent, or the Revolving Credit Agreement. Our ability to maintain liquidity provides us with financial flexibility during periods of volatile refining margins or rising crude oil prices. To improve liquidity, our Revolving Credit Agreement is structured as a collateral-based facility with total borrowing capacity based in part upon eligible receivables and the market value of eligible inventory. As a result, this structure provides us with increased liquidity in a high crude oil price environment. As of March 31, 2009, we had a liquidity position of $186.6 million, consisting of $74.2 million in cash and $112.4 million of net availability under our Revolving Credit Agreement (net of $249.5 million in letters of credit outstanding).

Continue Operational Improvements and Maintaining Safety Track Record.  Our management team has demonstrated its ability to operate and integrate refining assets in a safe and effective manner. Safety, reliability, and the environmental performance of our refineries’ operations are important to our financial performance. We will continue to evaluate potential projects with the aim of increasing earnings and improving our safety and environmental performance while maintaining financial discipline.

Western Refining’s principal executive offices are located at 123 W. Mills Ave., Suite 200, El Paso, Texas, and our telephone number at that address is (915) 534-1400. We maintain a website at www.wnr.com, where general information about us is available. We are not incorporating the contents of our website, or the information accessible through our website, into this prospectus supplement.

Recent Developments

Expected Results for the Second Quarter of 2009

Our throughput volumes to date in the second quarter of 2009 have been consistent with the volumes we experienced in the first quarter of this year. However, we have begun maintenance on one of our crude units at our El Paso refinery, which has required a shutdown of a portion of the refinery and will decrease our throughput volumes at that refinery in late May and early June. In addition, we are experiencing lower margins in the current quarter as compared to the first quarter of this year (as well as compared to the second quarter of 2008). As a result of these factors, we anticipate that our operating income for the three months ended June 30, 2009, will likely range from $5 to $25 million, depreciation and amortization is estimated to be approximately $33 million and maintenance turnaround expense is estimated to be approximately $5 million. No assurances can be given, however, that our actual operating income, depreciation and amortization and maintenance turnaround expense for the three months ended June 30, 2009, will not differ from these projected amounts. These projected amounts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These projected amounts may or may not be realized, and they may be based upon judgments or assumptions that prove incorrect, including our expectation for realized margins during the three months ended June 30, 2009. Our actual operating income, depreciation and amortization and maintenance turnaround expense for this quarter may vary significantly from these amounts based on changes in crack spreads (which have been very volatile), unplanned downtime which could decrease the throughput volumes at our refineries and other unexpected issues in our business and operations.

Concurrent Common Stock and Senior Secured Notes Offerings

Concurrently with this offering, we are offering 14,000,000 shares of our common stock (or a total of 16,100,000 if the underwriters exercise their option to purchase additional shares in full) pursuant to a separate prospectus supplement and accompanying prospectus. In addition, we are offering $600 million aggregate principal amount of our     % senior secured notes due 2017 in a private offering. The senior secured notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the U.S. Securities Act of 1933, as amended.

We expect to raise approximately $776.1 million in aggregate net proceeds from the common stock offering and the senior secured notes offering. However, amounts sold in each offering may increase or decrease based on market conditions relating to the particular security. The net proceeds of the common stock offering and the senior secured notes offering will be used to repay indebtedness under our Term Loan Credit Agreement. See “Use of Proceeds.”

We can not assure you that we will complete the common stock offering or the senior secured notes offering. This convertible senior notes offering is not contingent upon either of the common stock offering or the senior secured notes offering, and neither the common stock offering nor the senior secured notes offering is contingent upon this convertible senior notes offering. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of the senior secured notes or common stock.

The common stock offering and the senior secured notes offering are expected to close concurrently with this convertible senior notes offering on June   , 2009. However, there is no assurance that the senior secured notes offering and/or the common stock offering will be completed or, if completed, that they will be completed for the full amount contemplated. See “Concurrent Financing Transactions.”

Unless we specifically state otherwise, the information in this prospectus supplement assumes the completion of the common stock offering and the senior secured notes offering and that the underwriters for the common stock offering do not exercise their option to purchase additional shares of common stock and that the underwriters for this convertible senior notes offering do not exercise their option to purchase additional convertible senior notes.

Management Participation

Certain members of our senior management team (Messrs. Foster, Stevens and Weaver) intend to participate in this convertible senior notes offering and our concurrent common stock offering by purchasing an aggregate of approximately $2.5 million principal amount of convertible senior notes and approximately $2.5 million of our common stock, each on the same terms and conditions as other investors in the respective offerings.

Amendments to Credit Facilities

On May 29, 2009 we amended our Term Loan Credit Agreement and Revolving Credit Agreement (together, the “Credit Facilities”) with Bank of America, N.A., the administrative agent, and the other lenders party to the Credit Facilities. The amendments modify certain covenants of the Credit Facilities to, among other things, permit this convertible senior notes offering and the senior secured notes offering described in this prospectus supplement. Additionally, we terminated our 2008 Letter of Credit Facility in connection with the amendment of our Credit Facilities. See “Concurrent Financing Transaction — Amendments to Credit Facilities.”

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should read this entire prospectus supplement and the documents incorporated by reference herein, including the financial statements and related notes, before making an investment in the notes. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our” and “us” refer to Western Refining, Inc. and not to any of its current or future subsidiaries.

Issuer	Western Refining, Inc., a Delaware corporation

Securities	$100,000,000 principal amount of % Convertible Senior Notes due 2014. We have also granted the underwriters a 30-day option to purchase up to an additional $15,000,000 in aggregate principal amount of notes.

Maturity	June 15, 2014, unless earlier converted or repurchased

Issue Price	100% plus accrued interest, if any, from , 2009

Interest	% per year. Interest will accrue from , 2009 and will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2009.

Conversion Rights	Holders may convert their notes prior to the close of business on the business day immediately preceding March 15, 2014 in multiples of $1,000 in principal amount, at the option of the holder, under the following circumstances:

•     during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined herein) per note for each trading day of the measurement period was less than 98% of the product of the “last reported sale price” (as defined herein) of our common stock and applicable conversion rate for the notes for such trading day;

•     during any calendar quarter beginning after the calendar quarter ending September 30, 2009 (and only during such calendar quarter), if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect for the notes on the last trading day of the immediately preceding calendar quarter; or

• upon the occurrence of specified events described below under “Description of Notes — Conversion Rights — Conversion Upon Specified Corporate Events.”

At the option of the holder, regardless of the foregoing circumstances, holders may convert their notes, in multiples of $1,000, at any time on or after March 15, 2014 and prior to the close of business on the second scheduled trading day immediately preceding the maturity date of the notes.

The initial conversion rate for the notes will be shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $ per share of common stock), subject to adjustment as described in this prospectus supplement. See “Description of Notes — Conversion Rights — Conversion Rate Adjustments.”

In addition, if a “make-whole fundamental change” (as defined herein) occurs prior to the maturity date of the notes, we will in some cases increase the conversion rate for a holder that elects to convert its notes in connection with such make-whole fundamental change as described under “Description of Notes — Conversion Rights — Adjustment to Shares Delivered Upon Conversion In Connection With a Make whole Fundamental Change.”

Holders will not receive any additional cash payment or additional shares representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the shares of our common stock (or cash or a combination of cash and shares, if we so elect) delivered to holders upon conversion.

Settlement Upon Conversion	Unless we have made an irrevocable net share settlement election as described under “Description of Notes — Conversion Rights — Irrevocable Election of Net Share Settlement,” upon conversion of the notes we will pay or deliver, as the case may be, at our option:

•     on the third business day after the relevant conversion date (or, with respect to conversions that occur on or after the record date for the final interest payment on the notes, on the maturity date), a number of shares of our common stock equal to the conversion rate on the related conversion date for each $1,000 principal amount of notes;

•     on the third business day immediately following the last trading day of the related observation period (as defined herein), cash in an amount equal to the sum of the daily conversion values (as defined herein) for each of the 25 VWAP trading days (as defined herein) during the related observation period; or

•     on the third business day immediately following the last day of the related observation period, cash in an amount equal to the sum of the “principal portions” (defined for each VWAP trading day in the relevant observation period as the lesser of (i) $40 and (ii) the daily conversion value of the notes converted on such VWAP trading day) during the observation period and if the daily conversion value exceeds $40 on any VWAP trading day during the relevant 25 VWAP trading day observation period, a number of shares of our common stock with a value equal to the excess of the daily conversion value over the principal portion of the converted notes for such VWAP trading day, all calculated as described under “Description of Notes — Conversion Rights — Settlement Upon Conversion.”

We will also deliver cash in lieu of any fractional shares of our common stock based on the daily VWAP of our common stock on the conversion date (in the case of the first bullet above) or on the last VWAP trading day of the related observation period (in the case of the third bullet above).

However, if at any time on or prior to the 60th scheduled trading day immediately preceding the maturity date of the notes, we irrevocably elect net share settlement with respect to all conversions thereafter, we will deliver cash and shares of our common stock, if any, as described in the third bullet above.

We may irrevocably renounce our right to elect net share settlement of the notes at any time prior to the earlier of the (i) 60th scheduled trading day immediately preceding the maturity date of the notes and (ii) our exercise of such right.

Prior to the 60th scheduled trading day immediately preceding the maturity date of the notes, we may deliver a one-time notice to the holders of the notes designating the settlement method for all conversions that occur on or after the 60th scheduled trading day immediately preceding the maturity date. If we do not give such notice, then we will settle all such conversions of the notes by net share settlement as described in the third bullet point above.

We will treat all holders of notes converting on the same trading day in the same manner. Except for all conversions that occur on or after the 60th scheduled trading day preceding the maturity date of the notes, we will not, however, have any obligation to satisfy our conversion obligation with respect to any notes surrendered for conversion on different trading days in the same manner.

Optional Redemption by the Company	We may not redeem the notes at our option prior to their maturity.

Fundamental Change Permits Holders to Require Us to Repurchase Notes	If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes”), holders will have the option to require us to repurchase all or any portion of their notes for cash. The fundamental change repurchase price will be 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank:

• senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes;

• equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated;

• junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

• structurally junior to all existing and future indebtedness and liabilities incurred by our subsidiaries.

As of March 31, 2009, we had approximately $1,277 million of total debt outstanding, on a consolidated basis. This debt was composed of borrowings under our term loan credit agreement, which are secured by our fixed assets, including our refineries. In addition, as of March 31, 2009, we had gross availability of $361.9 million under our revolving credit agreement, which is secured by certain cash, accounts receivable and inventory. As of March 31, 2009, our subsidiaries had approximately $2,228.9 million of liabilities outstanding. In addition, the term loan and the revolving credit agreement are guaranteed, on a joint and several basis, by our subsidiaries. Moreover, our subsidiaries will guarantee the senior secured notes we are issuing in the concurrent senior secured notes offering, and will also pledge certain of their assets as security for those notes. As a result, the notes will be structurally subordinated to our and our subsidiaries’ obligations under the senior secured notes.

The base senior indenture governing the notes as supplemented by the supplemental indenture to be entered into in connection this notes offering (collectively, the “indenture”) will not limit the amount of debt that we or our subsidiaries may incur.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $96.4 million ($111 million if the underwriters exercise their option to purchase additional notes in full), after deducting the underwriters’ discount and estimated expenses payable by us. We intend to use the net proceeds of the offering to repay borrowings under our term loan credit agreement. See “Use of Proceeds.”

Book-entry Form	The notes will be issued in fully registered book entry form and represented by one or more permanent global notes without coupons, deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company (“DTC”) in New York, New York. Beneficial interests in any such global note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct or indirect participants, and any such interest may not be exchanged for certificated notes, except in limited circumstances. See “Description of Notes — Book entry, Settlement and Clearance.”

Denominations	The notes will be issued in minimum denominations of $1,000 and any integral multiple of $1,000.

Absence of a Public Market for the Notes	The notes will be a new issue of securities for which there is currently no established market. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any interdealer quotation system.

NYSE Trading Symbol	Our common stock is listed on the New York Stock Exchange under the symbol “WNR.”

Certain U.S. Federal Income Tax Considerations	You should consult your tax advisor with respect to the U.S. federal income tax consequences of the purchase, ownership, disposition and conversion of the notes, and the ownership and disposition of shares of our common stock received upon a conversion of the notes in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Certain U.S. Federal Income Tax Considerations.”

Concurrent common stock offering	Concurrently with this offering of notes, we are offering 14,000,000 shares of our common stock (or a total of 16,100,000 shares if the underwriters exercise their option to purchase additional shares in full). The shares will be offered pursuant to a separate prospectus supplement and accompanying prospectus. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of our common stock. There is no assurance that our concurrent public offering of shares of common stock will be completed or, if completed, that it will be completed for the amounts contemplated. The completion of this offering is not conditioned on the completion of our concurrent public offering of common stock.

We intend to use the net proceeds from the common stock offering (approximately $189.1 million) to repay indebtedness under our term loan credit agreement.

Concurrent senior secured note private offering	Concurrently with this offering of notes, we are offering $600 million aggregate principal amount of our % senior secured notes due 2017 on a private basis pursuant to Rule 144A and Regulation S of the Securities Act of 1933. The senior secured notes will be offered pursuant to a separate offering memorandum. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of our senior secured notes. There is no assurance that our concurrent private offering of senior secured notes will be completed, or, if completed, that it will be completed for the amounts contemplated. The completion of this offering is not conditioned on the completion of our concurrent private offering of senior secured notes.

We intend to use the net proceeds from the senior secured notes offering (approximately $587 million) to repay indebtedness under our term loan credit agreement.

Trustee, Paying Agent and Conversion Agent	The Bank of New York Mellon Trust Company, N.A.

Risk Factors	See “Risk Factors” beginning on page S-14 of this prospectus supplement and in the “Risk Factors” sections in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in other documents that we subsequently file with the SEC, all of which are incorporated by reference into this prospectus supplement, for a discussion of the factors you should carefully consider before deciding to invest in the notes.

Summary Financial Data

The following table presents certain summary financial data for each of the years ended December 31, 2008, 2007, 2006, 2005 and 2004 and the three-month periods ended March 31, 2009 and 2008. The summary financial data for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 are derived from our audited consolidated financial statements and notes thereto for those periods, incorporated by reference into this prospectus supplement and the accompanying prospectus. The summary financial data for the three-month periods ended March 31, 2009 and 2008 are derived from our unaudited consolidated financial statements and notes thereto for those periods, incorporated by reference into this prospectus supplement and the accompanying prospectus. The unaudited consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of only normal, recurring adjustments necessary for the fair presentation of the information set forth therein. The results for the three months ended March 31, 2009 are not necessarily indicative of the results that may be expected for the full year. The historical results included below and elsewhere in this prospectus supplement are not necessarily indicative of our future performance.

The following summary financial data should be read in conjunction with our financial statements and the notes thereto and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the period ended March 31, 2009, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007(1)	2006	2005	2004
	(In thousands, except per share data)

Statement of Operations Data:
Net sales	$1,368,198	$2,551,071	$10,725,581	$7,305,032	$4,199,383	$3,406,632	$2,215,170
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	1,046,615	2,402,846	9,746,895	6,375,700	3,653,008	3,001,610	1,989,917
Direct operating expenses (exclusive of depreciation and amortization)	133,538	132,921	532,325	382,690	171,729	129,627	108,432
Selling, general and administrative expenses	35,018	29,558	115,913	77,350	37,043	45,128	18,813
Maintenance turnaround expense	104	955	28,936	15,947	22,196	6,999	14,295
Depreciation and amortization	34,240	25,597	113,611	64,193	13,624	6,272	4,521

Total operating costs and expenses	1,249,515	2,591,877	10,537,680	6,915,880	3,897,600	3,189,636	2,135,978

Operating income (loss)	118,683	(40,806)	187,901	389,152	301,783	216,996	79,192

Other income (expense):
Interest income	143	571	1,830	18,852	10,820	4,854	1,022
Interest expense and other financing costs	(27,055)	(18,564)	(102,202)	(53,843)	(2,167)	(6,578)	(5,627)
Amortization of loan fees	(1,554)	(825)	(4,789)	(1,912)	(500)	(2,113)	(2,939)
Write-off of unamortized loan fees	—	—	(10,890)	—	(1,961)	(3,287)	—
Loss on early extinguishment of debt	—	—	—	(774)	—	—	—
Gain (loss) from derivative activities	(1,216)	(2,481)	11,395	(9,923)	8,617	(8,296)	(4,018)
Other income (expense), net	922	992	1,176	(1,049)	561	(527)	(172)

Income (loss) before income taxes	89,923	(61,113)	84,421	340,503	317,153	201,049	67,458
Provision for income taxes(2)	(30,995)	20,712	(20,224)	(101,892)	(112,373)	18	—

Net income (loss)(2)	$58,928	$(40,401)	$64,197	$238,611	$204,780	$201,067	$67,458

Basic earnings (loss) per share(3)	$0.86	$(0.60)	$0.95	$3.55	$3.13	$—	$—
Diluted earnings (loss) per share(3)	$0.86	$(0.60)	$0.95	$3.53	$3.11	$—	$—
Dividends declared per common share	$—	$—	$0.06	$0.22	$0.16	$—	$—
Weighted average basic shares outstanding	67,817	67,580	67,715	67,180	65,387	—	—
Weighted average dilutive shares outstanding	67,826	67,580	67,757	67,598	65,775	—	—

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007(1)	2006	2005	2004
	(In thousands, except per share data)

Cash Flow Data:
Net cash provided by (used in):
Operating activities(2)	$96,840	$68,642	$285,575	$113,237	$245,004	$260,980	$87,022
Investing activities	(38,655)	(70,553)	(220,554)	(1,334,028)	(149,555)	(87,988)	(19,045)
Financing activities(2)	(63,773)	(247,328)	(274,769)	1,247,191	(13,115)	(37,116)	(86,722)
Other Data:
Adjusted EBITDA(4)	$141,921	$(15,172)	$405,854	$477,172	$357,601	$226,298	$94,840
Capital expenditures	38,655	70,553	222,288	277,073	120,211	87,988	19,045
Balance Sheet Data (at end of period):
Cash and cash equivalents	$74,229	$40,326	$79,817	$289,565	$263,165	$180,831	$44,955
Working capital	335,666	283,686	314,521	621,362	276,609	182,675	88,720
Total assets	3,099,651	3,346,742	3,076,792	3,559,716	908,523	643,638	359,837
Total debt	1,277,250	1,343,250	1,340,500	1,583,500	—	149,500	55,000
Stockholders’ equity	870,713	704,743	811,489	756,485	521,601	(31)	—

(1)	Includes the results of operations for Giant beginning June 1, 2007, the date of the acquisition.

(2)	Prior to our initial public offering in January 2006, we were not subject to federal or state income taxes due to our partnership structure. As a result, prior to this time, our net cash provided by operating activities did not reflect any reduction for income tax payments, while net cash used by financing activities reflected distributions to our partners to pay income taxes. Since our initial public offering, we have incurred income taxes that will reduce net income and cash flows from operations, and we have ceased to make any such income tax-related distributions to our equity holders. See Note 15, “Income Taxes” in the Notes to Consolidated Financial Statements, included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	On June 16, 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share Based Payment Transactions are Participating Securities. FSP EITF 03-6-1 is effective for us beginning January 1, 2009. The impact on previously reported earnings per share is as follows:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2006	2007	2008

Previously reported basic earnings per share	$3.13	$3.55	$0.95
Basic earnings per share under FSP EITF 03-6-1	3.05	3.50	0.94
Previously reported diluted earnings per share	$3.11	$3.53	$0.95
Diluted earnings per share under FSP EITF 03-6-1	3.05	3.50	0.94

(4)	Adjusted EBITDA represents earnings before interest expense, income tax expense, amortization of loan fees, write-off of unamortized loan fees, loss on early extinguishment of debt, depreciation, amortization, maintenance turnaround expense, and lower of cost or market, or LCM, inventory reserve adjustment. Adjusted EBITDA is not, however, a recognized measurement under generally accepted accounting principles, or GAAP. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of financings, income taxes and the accounting effects of significant turnaround activities (which many of our competitors capitalize and thereby exclude from their measures of EBITDA) and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for significant turnaround activities, capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from the Adjusted EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

The following table reconciles net income (loss) to Adjusted EBITDA for the periods presented:

	Three Months Ended
	March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(In thousands)

Net income (loss)	$58,928	$(40,401)	$64,197	$238,611	$204,780	$201,067	$67,458
Interest expense	27,055	18,564	102,202	53,843	2,167	6,578	5,627
Provision for income taxes	30,995	(20,712)	20,224	101,892	112,373	(18)	—
Amortization of loan fees	1,554	825	4,789	1,912	500	2,113	2,939
Write-off of unamortized loan fees	—	—	10,890	—	1,961	3,287	—
Loss on early extinguishment of debt	—	—	—	774	—	—	—
Depreciation and amortization	34,240	25,597	113,611	64,193	13,624	6,272	4,521
Maintenance turnaround expense	104	955	28,936	15,947	22,196	6,999	14,295
Net change in LCM reserve	(10,955)	—	61,005	—	—	—	—

Adjusted EBITDA	$141,921	$(15,172)	$405,854	$477,172	$357,601	$226,298	$94,840

RISK FACTORS

Any investment in the notes and our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained herein or incorporated by reference into this prospectus supplement before deciding whether to purchase the notes. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, in the accompanying prospectus and in other documents that we subsequently file with the SEC, all of which are incorporated by reference into this prospectus supplement. The risks and uncertainties described in such incorporated documents and described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. In that event, the trading price of our common stock could decline, which could adversely affect your investment in the notes. The risks discussed below also include forward looking statements, and our actual results may differ substantially from those discussed in these forward looking statements. See “Forward Looking Statements’’ in the accompanying prospectus. As used in this section, “we,” “our” and “us” refer to Western Refining, Inc. and not to any of its consolidated subsidiaries.

Risks Related to this Offering

We will depend on the cash flows of our subsidiaries in order to satisfy our obligations under the notes, and the notes will be structurally subordinated to the liabilities of our subsidiaries.

The notes are obligations of Western Refining, Inc. exclusively. We are a holding company, which means almost all of our assets are held, and almost all of our business operations are conducted, by our subsidiaries. As a result, our cash flows and our ability to service our debt, including the notes, is dependent upon the earnings and cash flow of our subsidiaries and the ability of our subsidiaries to pay dividends or other distributions to us or to otherwise make funds available to us through loans, advances or other payments. Any payment of dividends, distributions, loans or advances by our subsidiaries to us may be subject to statutory or contractual restrictions.

Our subsidiaries are separate and distinct legal entities. Since the notes will not be guaranteed by any of our existing or future subsidiaries, our subsidiaries have no obligation, contingent or otherwise, to pay any amounts due with respect to the notes or to make any funds available therefore, whether by dividends, distributions, loans or other payments. Creditors or our subsidiaries, including trade creditors, generally have priority with respect to the assets and earnings of each subsidiary over the claims of our creditors, including the holders of the notes. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

As of March 31, 2009, our subsidiaries had total liabilities of $2,228.9 million outstanding, to which the notes would have been structurally subordinated as described above. Moreover, our subsidiaries will guarantee the senior secured notes we are issuing in the concurrent senior secured notes offering, and will also pledge certain of their assets as security for those notes. As a result, the notes will be structurally subordinated to our and our subsidiaries’ obligations under the senior secured notes. In addition, the indenture governing the notes does not restrict in any manner the ability of our subsidiaries to incur additional debt.

The notes are our unsecured obligations and, as such, will be effectively subordinated to any existing or future secured debt to the extent of the assets securing such debt.

The notes are not secured by any of our assets. In the event we default on any existing or future secured debt or in the event we undergo a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the proceeds from the sale of our assets securing our debt would first be applied to the repayment of such secured debt before any of those proceeds would be available to make payments on our unsecured debt, including the notes. In any such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full. As of March 31, 2009, we had approximately $1,277 million of total debt outstanding, on a consolidated basis. This debt was composed of borrowings under our term loan credit agreement, which are secured by our fixed assets, including our refineries. In addition, as of March 31, 2009, we had gross availability of $361.9 million under our revolving credit agreement, which is secured by certain cash, accounts receivable and inventory. The senior secured notes we are issuing in the concurrent senior secured notes offering will also be secured by substantially all of our subsidiaries’ assets. Finally, the indenture governing the notes does not restrict in any manner our ability to incur additional debt, including secured debt, or to pledge or place liens on our assets.

Future sales of shares of our common stock may depress its market price.

In the future, we may sell additional shares of our common stock to raise capital. Sales of substantial amounts of additional shares of common stock, including shares of common stock underlying the notes and shares issuable upon exercise of outstanding options as well as sales of shares that may be issued in connection with future acquisitions or for other purposes, including to finance our operations and business strategy or to adjust our ratio of debt to equity, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes being offered in this offering as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect will develop involving our common stock.

Recent developments in the convertible debt markets may adversely affect the market value of the notes.

The convertible debt markets recently experienced unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets and the emergency orders issued by the SEC on September 17 and 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop gap measure while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of the common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible notes investors employ difficult to execute for outstanding convertible notes of those companies whose common stock was subject to the short sale prohibition. The SEC orders expired at 11:59 p.m., New York City time, on Wednesday, October 8, 2008. However, the SEC is currently considering instituting other limitations on effecting short sales (such as the up tick rule) and other regulatory organizations may do the same. Any future governmental actions that interfere with the ability of convertible notes investors to affect short sales on the underlying common stock would significantly affect the market value of the notes.

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

The market price of our common stock has experienced, and may continue to experience, significant volatility. Between January 1, 2009 and May 29, 2009, the trading price of our common stock on the New York Stock Exchange has ranged from a low of $7.83 per share to a high of $16.30 per share. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock. These risks include those described or referred to in this “Risk Factors” section and in the other documents incorporated herein by reference as well as, among other things:

•	our operating and financial performance and prospects;

•	our ability to repay our debt;

•	investor perceptions of us and the industry and markets in which we operate;

•	our dividend policy;

•	future sales of equity or equity-related securities;

•	changes in earnings estimates or buy/sell recommendations by analysts; and

•	general financial, domestic, international, economic, and other market conditions.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management. As a result of these factors, among others, the value of your investment may decline, and you may be unable to resell your shares of our common stock at or above the offering price.

We may not have, and our future debt may contain limitations on, the ability to repurchase the notes upon a fundamental change or pay cash upon conversion.

Holders of the notes will have the right to require us to repurchase the notes upon the occurrence of a fundamental change at 100% of their principal amount, plus accrued and unpaid interest as described under “Description of Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes.” In addition, we may settle notes tendered for conversion entirely in cash, entirely in shares or by net share settlement. See “Description of Notes — Conversion Rights — Irrevocable Election of Net Share Settlement.” However, we may not have enough available cash or be able to obtain financing at the time we are required to repurchase notes, particularly in connection with a fundamental change that requires us to retire other indebtedness that may be outstanding at the time, or, if we have irrevocably elected net share settlement, to pay the cash amount when due. In addition, our ability to repurchase the notes or pay the sum of the principal portions of the notes in cash upon conversion may be limited by law, by regulatory authority or by the agreements governing our indebtedness that exist at the time of the repurchase or payment upon conversion. If we fail to repurchase the notes or pay cash due upon conversion when required, we will be in default under the indenture governing the notes, which in turn may constitute a default under the agreements governing our other indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or pay cash upon conversion.

If we irrevocably elect net share settlement or settle notes tendered for conversion in whole or in part in cash, it may have adverse consequences.

In lieu of delivery of shares of our common stock in satisfaction of our obligation upon conversion of the notes, we may settle the notes surrendered for conversion entirely in cash or by net share settlement. This feature of the notes, as further described under “Description of the Notes — Conversion Rights — Settlement Upon Conversion,” may:

•	result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the notes;

•	reduce our liquidity;

•	delay holders’ receipt of the consideration due upon conversion; and

•	subject holders to the market risks of our shares before receiving any shares upon conversion.

Other than if we settle conversions entirely in shares of our common stock, we will generally deliver the cash and/or shares of common stock issuable upon conversion on the third business day immediately following the last trading day of the relevant observation period, which will generally be at least 30 trading days after the date holders tender their notes for conversion (other than during certain periods immediately prior to maturity).

In addition, because the consideration due upon conversion is based on the trading prices of our common stock during the observation period (if we elect to settle conversions in cash or by net share settlement), any decrease in the price of our common stock after holders surrender their notes for conversion may significantly decrease the value of the consideration they receive. Furthermore, if we elect to settle our conversion obligation in cash or by net share settlement, the conversion of notes may significantly reduce our liquidity.

Conversion of the notes may dilute the ownership interest of existing shareholders, including holders who had previously converted their notes.

At our election, we may settle notes surrendered for conversion entirely or partly in shares of our common stock. As a result, the conversion of some or all of the notes may dilute the ownership interests of existing shareholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

Holders may not be able to convert their notes before March 15, 2014, and the trading price of the notes could be less than the value of the common stock into which such notes could otherwise be converted.

Prior to March 15, 2014, the notes are convertible only if specified conditions are met. If these conditions for conversion are not met, holders will not be able to convert their notes and they may not be able to receive the value of the common stock into which the notes would otherwise be convertible. In addition, for these and other reasons, the trading price of the notes could be substantially less than the conversion value of the notes.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional shares)) or the last VWAP trading day of the relevant observation period (if we elect, are deemed to have elected or have previously elected net share settlement in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or by laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional shares)) or the last VWAP trading day of the relevant observation period (if we elect, are deemed to have elected or have previously elected net share settlement in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The notes are not protected by restrictive covenants.

The indenture does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving Western Refining, Inc., except to the extent described under “Description of Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of Notes — Conversion Rights — Adjustment to Shares Delivered Upon Conversion In Connection with a Make whole Fundamental Change” and “Description of Notes — Consolidation, Merger and Sale of Assets.”

The adjustment to the conversion rate for notes converted in connection with a make whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make whole fundamental change occurs prior to maturity, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make whole fundamental change. The increase in the conversion rate will be determined based on the date on which the make whole fundamental change occurs or becomes effective and the price paid (or deemed paid) per share of our common stock in such transaction, as described below under “Description of Notes — Conversion Rights — Adjustments to Shares Delivered Upon Conversion In Connection With a Make whole Fundamental Change.” The adjustment to the conversion rate for notes converted in connection with a make whole fundamental change may not adequately compensate you for lost option value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $      per share or less than $      per share (in each case, subject to adjustment), no increase will be made to the conversion rate. Moreover, in no event will the conversion rate as a result of such increase exceed      per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a make whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes or to increase the conversion rate of the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes, and you may have the right to convert your notes with an increased conversion rate. However, the definition of the term “fundamental change” is limited to only certain transactions or events. Therefore the fundamental change provisions will not afford protection to holders of notes in the event of other transactions or events that do not constitute a fundamental change but that could nevertheless adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes or providing you with the right to convert your notes at an increased conversion rate. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes or to convert the notes with an increased conversion rate, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings or otherwise adversely affect the value of the notes.

An active trading market for the notes may not develop.

The notes are a new issue of securities for which there is currently no trading market. Any trading of the notes may be at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our shares of common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any interdealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes at any time, for any reason or for no reason, without notice. If the underwriters cease to act as market makers for the notes, we cannot assure you another firm or person will make a market in the notes. The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market for the notes may not develop.

Our controlling stockholders may have conflicts of interest with other stockholders in the future.

Mr. Paul Foster, our Chief Executive Officer and Chairman of the Board, and Messrs. Jeff Stevens (our President and Chief Operating Officer and a current director), Ralph Schmidt (our former Chief Operating Officer and a current director) and Scott Weaver (our Vice President, Assistant Secretary and a current director) currently own approximately 55% of our common stock. Following the common stock offering, Mr. Foster and the other members of this group will own approximately 45% of our common stock (not including any shares which may be issued upon conversion of the convertible senior notes, any shares which may be issued pursuant to the underwriters’ option to purchase additional shares in the common stock offering or any shares which may be issued to Messrs. Foster, Stevens and Weaver in connection with their anticipated participation in this offering and our concurrent common stock offering). As a result, Mr. Foster and the other members of this group will be able to strongly influence or effectively control the election of our directors and determine our corporate and management policies. So long as this group continues to own a significant amount of the outstanding shares of our common stock, they will continue to be able to strongly influence or effectively control our decisions, including whether to pursue or consummate potential mergers or acquisitions, asset sales, and other significant corporate transactions. The interests of Mr. Foster and the other members of this group may not coincide with the interests of other holders of our common stock. In addition, following the common stock offering, we will no longer be a “controlled company” under the New York Stock Exchange rules. As a result, we will need to have a majority of independent directors within one year following the common stock offering.

You may be subject to tax upon an adjustment to, or a failure to adjust, the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash. In addition, a failure to adjust (or adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If you are a Non-U.S. Holder (as defined in “Certain U.S. Federal Income Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be withheld from subsequent payments on the notes. See “Description of Notes — Conversion Rights — Conversion Rate Adjustments” and “Certain U.S. Federal Income Tax Considerations.”

If a make-whole fundamental change occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with such make-whole fundamental change. Such increase may be treated as a distribution subject to U.S. federal income tax as a dividend. See “Certain U.S. Federal Income Tax Considerations.”

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $96.4 million (or approximately $111 million if the underwriters exercise their option to purchase additional convertible senior notes in full). In addition, we expect to receive net proceeds of approximately $189.1 million (or approximately $217.5 million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriters’ discount and our estimated offering expenses, from the concurrent offering of our common stock. We also estimate that the net proceeds from the concurrent senior secured notes offering, after deducting the initial purchasers’ discounts and commissions and before estimated offering expenses, will be approximately $587 million. See “Prospectus Supplement Summary — Recent Developments — Concurrent Common Stock and Senior Secured Notes Offerings.”

We intend to use the net proceeds from this offering and from the common stock and senior secured notes offerings to repay indebtedness under our Term Loan Credit Agreement.

As of March 31, 2009, we had approximately $1.28 billion outstanding under our Term Loan Credit Agreement. Our Term Loan Credit Agreement has a maturity date of May 30, 2014. At March 31, 2009, the interest rate under the Term Loan Credit Agreement was 8.25%.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2009:

•	on a historical basis;

•	on a pro forma basis to reflect (i) the issuance and sale of $100 million aggregate principal amount of % convertible senior notes due 2014 in this offering, after deducting the underwriting discounts and commissions and before estimated offering expenses (assuming no exercise of the underwriters’ option to purchase additional convertible senior notes), and (ii) the use of the net proceeds from this offering towards the repayment of indebtedness under our Term Loan Credit Agreement as set forth under “Use of Proceeds;” and

•	on a pro forma as adjusted basis to give further effect to (i) the issuance and sale of 14,000,000 shares of our common stock in the concurrent common stock offering at an assumed public offering price of $14.25 per share, which was the last reported sale price of our common stock on the NYSE on May 29, 2009, after deducting the underwriting discounts and commissions and before estimated offering expenses (assuming no exercise of the underwriters’ option to purchase additional shares), (ii) the concurrent offering of $600 million aggregate principal amount of our % senior secured notes in a private offering and (iii) the use of the net proceeds from this offering, the common stock offering and senior secured notes offering towards the repayment of our borrowings under the Term Loan Credit Agreement as set forth under “Use of Proceeds.”

	March 31, 2009
			Pro Forma
	Actual	Pro Forma	As Adjusted
	(In thousands)

Cash and Cash Equivalents	$74,229	$74,229	$74,229

Total Debt:
Term Loan Credit Agreement	$1,277,250	$1,180,880	$404,823
Revolving Credit Agreement	—	—	—
% Senior Secured Notes	—	—	600,000
% Convertible Senior Notes(1)	—	100,000	100,000

Total Debt	$1,277,250	$1,280,880	$1,104,823

Stockholders’ Equity (Deficit):
Preferred stock, par value $0.01, 10,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, par value $0.01, 240,000,000 shares authorized; 68,630,454 shares issued and outstanding (82,630,454 shares issued and outstanding pro forma for the pending common stock offering)	686	686	826
Additional paid-in capital	373,662	373,662	562,589
Retained earnings	536,465	535,820	530,625
Accumulated other comprehensive loss, net of tax	(18,733)	(18,733)	(18,733)
Common stock held in treasury — 689,793 shares, at cost	(21,367)	(21,367)	(21,367)

Total Stockholders’ Equity	870,713	870,068	1,053,940

Total Capitalization	$2,147,963	$2,150,948	$2,158,763

(1)	Under FSP APB 14-1 Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (FSP APB 14-1), which we adopted on January 1, 2009, an estimated debt discount of approximately $ million would have been recorded for the convertible senior notes, reducing the outstanding debt amounts to $ million and increasing shareholders’ equity by approximately $ million. This discount is not reflected in the amount shown in the table above.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

Three Months
Ended	Fiscal Year Ended December 31,
March 31, 2009	2008	2007	2006	2005	2004

3.53	1.61	6.11	108.77	20.94	8.85

The ratios of earnings to fixed charges were calculated by dividing earnings by fixed charges. Earnings were calculated by adding income before income taxes, interest expense (including amortization of debt expense and any discount or premium relating to indebtedness), the interest component of rental expense and the amortization of capitalized interest. Fixed charges were calculated by adding interest expense (including amortization of debt expense and any discount or premium relating to indebtedness), capitalized interest and the interest component of rental expense.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is traded on the NYSE under the symbol “WNR.” The high and low sales prices of the shares as listed on the NYSE and the dividends declared during the first and second quarter of 2009, and during the four quarters of 2008 and 2007 are set forth below:

	Market Price		Dividends
	High	Low	Declared

2009
Second Quarter (through May 29, 2009)	$16.30	$11.50	$—
First Quarter	14.00	7.83	—

			$—

2008
Fourth Quarter	$10.45	$4.50	$—
Third Quarter	13.00	6.47	—
Second Quarter	17.23	7.81	—
First Quarter	25.77	12.75	0.06

			$0.06

2007
Fourth Quarter	$43.20	$23.60	$0.06
Third Quarter	66.13	39.65	0.06
Second Quarter	59.29	34.75	0.06
First Quarter	40.60	23.88	0.04

			$0.22

The last reported sale price of our common stock on May 29, 2009 on the New York Stock Exchange was $14.25.

As of May 29, 2009, we had 140 holders of record of our common stock.

Our Board of Directors has not declared dividends on our common stock since the first quarter of 2008. Furthermore, our Credit Facilities contain a covenant prohibiting us from paying dividends on our common stock prior to December 31, 2009. After that date, our Credit Facilities permit us to pay dividends on our common stock provided we are in compliance with the various financial covenants set forth therein and provided further that the aggregate amount of cash dividends we pay in fiscal year 2010 does not exceed $20 million (with the threshold for subsequent years increasing by $5 million per year thereafter). Additionally, the indenture we intend to enter into in connection with the senior secured notes offering will contain certain restrictions on the payment of dividends, which will limit our ability to pay dividends if certain financial covenants are not met. The declaration and payment of future dividends by our Board of Directors will be dependent upon our earnings and financial condition, economic and market conditions and other factors deemed relevant by our Board of Directors. Therefore, no assurances can be given as to the amount or timing of the declaration and payment of future dividends.

CONCURRENT FINANCING TRANSACTIONS

Concurrent Common Stock and Senior Secured Notes Offerings

Concurrently with this convertible senior notes offering, we are offering 14,000,000 shares of our common stock (or a total of 16,100,000 if the underwriters exercise their option to purchase additional shares in full) pursuant to a separate prospectus supplement and accompanying prospectus.

In addition, we are offering $600 million aggregate principal amount of     % senior secured notes due 2017 in a private placement. The senior secured notes will be guaranteed on a senior secured basis by each of our subsidiaries. The senior secured notes and the guarantees will be secured on a first-priority basis, equally and ratably with the Term Loan Credit Agreement and any future other pari passu secured obligation, by the Company’s fixed assets, including the refineries, and on a second-priority basis, equally and ratably with the Term Loan Credit Agreement and any future other pari passu secured obligation, by the Company’s cash, accounts receivable and inventory. The indenture governing the senior secured notes will contain customary covenants, including, among others, covenants that restrict our ability to pay dividends on our common stock. See “Price Range of Common Stock and Dividends.”

This convertible senior notes offering is not contingent upon either of the common stock offering or the senior secured notes offering, and neither of the common stock offering nor the senior secured notes offering is contingent upon this convertible senior notes offering. We expect to raise approximately $776.1 million in aggregate gross proceeds from the senior secured notes offering and the common stock offering (based on an assumed public offering price of $14.25 per share, which was the last reported sale price of our common stock on the NYSE on May 29, 2009). The amounts sold in the common stock offering or the senior secured notes offering may increase or decrease based on market conditions. We cannot assure you that the senior secured notes offering and/or the common stock offering will be completed or, if completed that they will be completed for the full amount contemplated.

Amendments to Credit Facilities

On May 29, 2009 we amended our Credit Facilities to permit the issuance of the senior secured notes and the convertible senior notes. In addition, the amendments modify the financial covenants described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Indebtedness” in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 upon the reduction of the principal amount of term loans outstanding under our Term Loan Credit Agreement to an amount of $800 million or less. If we reduce the principal outstanding amount of term loans under our Term Loan Credit Agreement to $800 million or less on or before September 30, 2010, then our minimum consolidated interest coverage ratio will be 2.00 to 1.00 and our maximum consolidated leverage ratio will be 4.50 to 1.00 through September 30, 2010, and, as of December 31, 2010 and each fiscal quarter thereafter, our minimum consolidated interest coverage ratio will be 2.50 to 1.00 and our maximum consolidated leverage ratio will be 4.00 to 1.00. If we reduce the principal outstanding amount of term loans under our Term Loan Credit Agreement to $800 million or less after September 30, 2010, then our minimum consolidated interest coverage ratio will be 2.50 to 1.00 and our maximum consolidated leverage ratio will be 4.00 to 1.00 thereafter. The amendments also eliminate the maximum consolidated senior leverage ratio upon the reduction of the outstanding principal amount of term loans under our Term Loan Credit Agreement to $800 million or less. The restricted payments covenant in both Credit Facilities were also amended to allow for payments of interest and principal on convertible and exchangeable debt securities and cash payments upon the conversion or exchange of such securities to be paid. From and after the time that the outstanding principal amount of term loans under our Term Loan Credit Agreement is reduced to or below $800 million, the applicable interest rate for borrowings under the Term Loan Credit Agreement shall be LIBOR plus 6.00%, subject to an interest rate floor of 3.25% per annum, in the case of Eurodollar rate borrowings, and base rate plus 5.00% per annum, in the case of base rate borrowings. In respect of the amendment to the Revolving Credit Agreement, the Company paid an amendment fee to lenders executing the amendment equal to 0.25% of the commitments of each lender that executed the amendment. Additionally, the 2008 Letter of Credit Facility was terminated in connection with the amendment of the Revolving Credit Agreement.

DESCRIPTION OF NOTES

We will issue the notes under a senior indenture dated as of          , 2009 (the “base indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”), as supplemented by a supplemental indenture with respect to the notes (the “supplemental indenture”). In this section, we refer to the base indenture, as supplemented by the supplemental indenture, as the “indenture.” The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as described under “Where You Can Find More Information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Western Refining, Inc. and not to any of its current or future subsidiaries.

General

The notes:

•	will be our general unsecured, senior obligations;

•	will initially be limited to an aggregate principal amount of $100,000,000 (or $115,000,000 if the underwriters exercise their option to purchase additional notes in full);

•	will bear cash interest from , 2009 at an annual rate of %, payable on June 15 and December 15 of each year, beginning on December 15, 2009;

•	will be subject to repurchase by us for cash at the option of the holders following a fundamental change (as defined below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes”) at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;

•	will mature on June 15, 2014 (the “maturity date”) unless earlier converted or repurchased;

•	will be issued in registered form only in denominations of $1,000 and multiples of $1,000; and

•	will be issued in book entry form and represented by one or more permanent global notes deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company (“DTC”), but in certain limited circumstances may be issued in definitive form and represented by physical, certificated notes. See “— Book entry, Settlement and Clearance.”

Subject to the satisfaction of certain conditions and during the periods described below, the notes may be converted into shares of our common stock (or cash or a combination of cash and shares of our common stock, if we so elect) at an initial conversion rate of           shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $      per share of common stock). The conversion rate is subject to adjustment if certain events occur. You will not receive any separate cash payment for interest accrued and unpaid to the conversion date except under the limited circumstances described below.

At any time on or prior to the 60th “scheduled trading day” (as defined below) immediately preceding the maturity date of the notes, we may irrevocably elect net share settlement of the notes. If we make such an election, we will pay an amount in cash, calculated as described below, with respect to the principal amount (or if less, the conversion value) of any notes surrendered for conversion on a conversion date that follows the date of our irrevocable net share settlement election, together with shares of our common stock to the extent that our payment obligations in respect of the notes exceed the principal amount thereof. See “— Conversion

Rights — Irrevocable Election of Net Share Settlement” and “— Conversion Rights — Settlement Upon Conversion.”

The indenture does not limit the amount of debt which may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “— Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “— Conversion Rights — Adjustment to Shares Delivered Upon Conversion In Connection With a Make whole Fundamental Change”, the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit or perceived credit as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with same CUSIP number (except to the extent necessary for securities law purposes) as the notes offered hereby in an unlimited aggregate principal amount; provided that such additional notes must be part of the same issue as the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to holders.

We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any interdealer quotation system.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay the principal of and interest on notes evidenced by a global note in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of certificated notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion.

The registered holder of a note will be treated as the owner of it for all purposes.

Interest

The notes will bear cash interest at a rate of     % per year until maturity. Interest on the notes will accrue from          , 2009 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2009.

Interest will be paid to the person in whose name a note is registered at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360 day year composed of twelve 30 day months.

If any interest payment date or the stated maturity date or any earlier required repurchase date would fall on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means any day other than a Saturday, a Sunday or any other day on which banks or trust companies in The City of New York are authorized or required by law or executive order to be closed.

References to interest in this prospectus supplement include additional interest, if any, payable upon our election to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with our reporting obligations as described under “— Events of Default.”

Ranking

The notes will be our unsecured and unsubordinated obligations that rank senior in right of payment to all existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all our existing and future indebtedness that is not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will be structurally junior to all existing and future indebtedness and liabilities incurred by our subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of March 31, 2009, we had approximately $1,277 million of total debt outstanding, on a consolidated basis. This debt was composed of borrowings under our term loan credit agreement, which are secured by our fixed assets, including our refineries. In addition, as of March 31, 2009, we had gross availability of $361.9 million under our revolving credit agreement, which is secured by certain cash, accounts receivable and inventory. As of March 31, 2009, our subsidiaries had approximately $2,228.9 million of liabilities outstanding. In addition, the term loan and the revolving credit agreement are guaranteed, on a joint and several basis, by our subsidiaries. Moreover, our subsidiaries will guarantee the senior secured notes we are issuing in the concurrent senior secured notes offering, and will also pledge certain of their assets as security for those notes. As a result, the notes will be structurally subordinated to our and our subsidiaries’ obligations under the senior secured notes.

The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the principal portion of the conversion consideration if we have made the irrevocable net share settlement election or the purchase price if a holder requires us to repurchase notes following a fundamental change, in each case as described below. See “Risk Factors — Risks Related to this Offering — We may not have, and our future debt may contain limitations on, the ability to repurchase the notes upon a fundamental change or pay cash upon conversion.”

Conversion Rights

General

Upon the occurrence of any of the conditions, and subject to the limitations, described below under the headings “— Conversion Upon Satisfaction of Trading Pricing Condition,” “— Conversion Based on Common Stock Price,” “— Conversion Upon Specified Corporate Events,” holders may convert their notes, in whole or in part, into shares of our common stock (or cash or a combination of cash and shares of our common stock, if we so elect) at an initial conversion rate of           shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $      per share of common

stock), at any time prior to the close of business on the business day immediately preceding March 15, 2014. On or after March 15, 2014, holders may convert their notes at any time prior to the close of business on the second scheduled trading day (as defined below) immediately preceding the maturity date of the notes, regardless of the conditions described below under the headings “— Conversion Upon Satisfaction of Trading Pricing Condition,” “— Conversion Based on Common Stock Price,” “— Conversion Upon Specified Corporate Events.” Holders do not have the right to convert their notes after the close of business on the second scheduled trading day immediately preceding the maturity date of the notes. The trustee will initially act as the conversion agent.

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading or, if our common stock is not listed or admitted for trading on any exchange or market, a business day.

“Trading day” means a day during which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading and (ii) there is no “market disruption event” (as defined below).

“Market disruption event” means the occurrence or existence on any scheduled trading day for our common stock of any suspension or limited imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock, and such suspension or limitation occurs or exists at any time within the 30 minutes prior to the closing time of the relevant exchange on such day.

The conversion rate and the conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and the applicable conversion rate will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are at least $1,000 in principal amount and an integral multiple of $1,000 in principal amount.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, except as described below. Our settlement of conversions as described below under “— Settlement Upon Conversion” will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest payable on the notes so converted on such following interest payment date; provided that no such payment need be made:

•	for conversions following the record date immediately preceding the maturity date of the notes;

•	if we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Upon conversion, we will deliver shares of our common stock (or cash or a combination of cash and shares of our common stock, if we so elect), as described under “— Settlement Upon Conversion” below.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion Upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding March 15, 2014, a holder may surrender notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined below) per $1,000 in principal amount of the notes for each trading day of the measurement period was less than 98% of the product of the “last reported sale price” (as defined below) of our common stock and the applicable conversion rate for the notes for such trading day, as determined by us and subject to compliance with the procedures and conditions described below concerning our obligation to make such determination (the “trading price condition”).

We will have no obligation to determine the trading price of the notes unless a holder provides us with reasonable evidence that the trading price per $1,000 in principal amount of the notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we will determine the trading price of the notes in the manner described below beginning on the next trading day and on each successive trading day until the trading price per $1,000 in principal amount of the notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not, when we are obligated to, determine the trading price of the notes, then the trading price per $1,000 in principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

If the trading price condition has been met, we will so notify the holders of the notes and the trustee. If, at any time after the trading price condition has been met, the trading price per $1,000 in principal amount of the notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate for such date, we will so notify the holders of the notes and the trustee.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by us or our agent for $2.0 million in principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include one or more of the underwriters; provided, however, that if three such bids cannot reasonably be obtained, but two such bids are obtained, then the average of the two bids will be used, and if only one such bid is reasonably obtained, that one bid will be used. If at least one bid for $2.0 million in principal amount of the notes cannot reasonably be obtained, then the trading price per $1,000 in principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. Any such determination will be conclusive absent manifest error.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over the counter market on the relevant date as reported by Pink OTC Markets Inc. or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid point of the last bid and ask prices for our common stock on the relevant date from a nationally recognized independent investment banking firm selected by us for this purpose.

Conversion Based on Common Stock Price

Prior to the close of business on the business day immediately preceding March 15, 2014, a holder may surrender notes for conversion during any calendar quarter beginning after the calendar quarter ending September 30, 2009 (and only during such calendar quarter), if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect for the notes on the last trading day of the immediately preceding calendar quarter.

Conversion Upon Specified Corporate Events

If we elect to:

•	issue to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 60 calendar days after the date of such issuance to subscribe for or purchase shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock for the ten consecutive trading day period ending on and including the trading day immediately preceding the ex-date for such issuance; or

•	distribute to all or substantially all holders of our common stock our assets (including cash), debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes and the trustee at least 30 scheduled trading days prior to the “ex-date” (as defined below) for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of (i) 5:00 p.m., New York City time, on the business day immediately preceding the ex-date for such distribution or (ii) our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The “ex-date” means the first date on which the shares of our common stock trade on the relevant exchange or in the relevant market, regular way, without the right to receive the issuance or distribution in question. Holders of the notes may not exercise this right if they may participate (as a result of holding the notes, and at the same time as common stock holders participate) in any of the transactions described above as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount of notes held by such holders divided by $1,000, without having to convert their notes.

If a “make-whole fundamental change” or a “fundamental change” (each as defined below) occurs, we will notify holders of the notes and the trustee of the occurrence of any such event no later than the date on which such event occurs or becomes effective and issue a press release on such date. Once we have given such notice, a holder may surrender notes for conversion at any time from such date until the fundamental change repurchase date corresponding to such event (or, in the case of a make-whole fundamental change that is not a fundamental change, on the 35th business day immediately following the effective date of such make-whole fundamental change). In addition, in the case of a make-whole fundamental change, a holder may be entitled to receive an increase in the conversion rate in the form of “additional shares” (as defined below) upon any conversion made in connection with such make-whole fundamental changes as described below under “— Adjustment to Shares Delivered Upon Conversion In Connection With a Make-Whole Fundamental Change.”

You will also have the right to convert your notes if we are a party to a combination, merger, recapitalization, reclassification, binding share exchange or other similar transaction or sale or conveyance of all or substantially all of our property and assets, in each case pursuant to which our common stock would be converted into cash, securities and/or other property, that does not also constitute a fundamental change or a make-whole fundamental change. In such event, you will have the right to convert your notes at any time beginning on the earlier of (i) the date on which we notify holders of such transaction and (ii) the effective date of such transaction and ending on the 35th business day immediately following the effective date of such transaction.

We will use commercially reasonable efforts to notify holders and the trustee at least 30 scheduled trading days prior to the anticipated effective date of any transaction described in the two immediately preceding paragraphs, and in any event will give such notice no later than the actual effective date of any such transaction.

Conversion on and after March 15, 2014

On and after March 15, 2014 and prior to the close of business on the second scheduled trading day immediately preceding the maturity date of the notes, holders may surrender their notes for conversion regardless of whether any of the conditions described above under “— Conversion Upon Satisfaction of Trading Price Condition,” “— Conversion Based on Common Stock Price” or “— Conversion Upon Specified Corporate Events” has been satisfied.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with the relevant procedures described above is the “conversion date” under the indenture. Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date. A converting noteholder will be treated as the record holder of any shares of our common stock due upon such conversion as of the relevant conversion date (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional shares)) or the last VWAP trading day of the relevant observation period (if we elect, are deemed to have elected or have previously elected net share settlement in respect of the relevant conversion). Notwithstanding the foregoing, in no event shall a holder be entitled to the benefit of a conversion rate adjustment in respect of notes surrendered for conversion if, by virtue of being deemed the record holder of the shares of common stock issuable upon such conversion pursuant to the foregoing sentence, such holder participates, as a result of being such holder of record, in the transaction or event that would otherwise give rise to such conversion rate adjustment to the same extent and in the same manner as holders of shares of common stock generally.

If a holder has already delivered a purchase notice as described under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Irrevocable Election of Net Share Settlement

At any time on or prior to the 60th scheduled trading day immediately preceding the maturity date of the notes, we may irrevocably elect net share settlement of the notes. If we make such an election, we will pay an amount in cash equal to the principal portion of any notes surrendered for conversion on a conversion date that follows the date of our irrevocable net share settlement election, together with shares of our common stock to the extent that our payment obligations in respect of the notes exceed such principal portion, as described below under “— Settlement Upon Conversion.” This irrevocable net share settlement election is in our sole discretion and does not require the consent of the holders of the notes.

Upon making such election, we will promptly (i) issue a press release and post such information on our website or otherwise publicly disclose this information and (ii) provide written notice to the holders of the notes and the trustee in a manner contemplated by the indenture, including through the facilities of the DTC.

We may irrevocably renounce our right to elect net share settlement of the notes at any time prior to the earlier of the (i) 60th scheduled trading day preceding the maturity date of the notes and (ii) our exercise of such right. Upon such renunciation, we will no longer have the right to elect the net share settlement with respect to the notes, and any such attempted election shall have no effect.

Settlement Upon Conversion

Unless we have made an irrevocable net share settlement election as described above under “— Irrevocable Election of Net Share Settlement,” we may elect to settle notes surrendered for conversion (i) entirely in cash, (ii) entirely in shares of our common stock (except for cash in lieu of any fractional shares as described below) or (iii) by net share settlement. If we have made the irrevocable net share settlement election, however, we may only settle such notes by net share settlement. We will inform the holders so converting through the trustee of the method we choose to satisfy our obligation upon conversion of the notes no later than the second scheduled trading day immediately following the related conversion date. If we do not provide such a notice, we will be presumed to have elected to satisfy our obligation by net share settlement.

Prior to the 60th scheduled trading day preceding the maturity date of the notes, we may deliver a one-time notice to the holders of the notes and the trustee designating the settlement method for all conversions that occur on or after the 60th scheduled trading day prior to such maturity date. If we do not give such notice, then we will settle all such conversions of the notes by net share settlement.

We will treat all holders of notes converting on the same trading day in the same manner. Except for all conversions that occur on or after the 60th scheduled trading day preceding the maturity date of the notes, we will not, however, have any obligation to satisfy our conversion obligation with respect to any notes surrendered for conversion on different trading days in the same manner. That is, we may choose on one trading day to settle entirely in shares of our common stock and choose on another trading day to settle entirely in cash or by net share settlement.

The amount of cash and the number of shares of our common stock, as applicable, due upon conversion will be determined as follows:

(1) If we elect to settle the relevant conversion entirely in common stock (other than for any fractional shares), we will deliver shares of our common stock to the holder of the notes on the third business day after the relevant conversion date; provided, however, that with respect to conversions that occur on or after the record date for the final interest payment on the notes (i.e., June 1, 2014), we will deliver such shares on the maturity date. In that case we will deliver to the holder of the notes a number of shares of our common stock obtained by dividing the aggregate principal amount of notes to be converted by $1,000, and multiplying that quotient by the applicable conversion rate on the relevant conversion date.

(2) If we elect to settle the relevant conversion entirely in cash, we will deliver to the holder, for each $1,000 principal amount of the notes surrendered for conversion, on the third business day immediately following the last day of the related “observation period” (as defined below), cash in an amount equal to the sum of the “daily conversion values” (as defined below) for each of the 25 VWAP trading days (as defined below) during the related observation period.

(3) If we elect (or are deemed to have elected) to settle notes surrendered for conversion by net share settlement, we will pay cash equal to the sum of the “principal portions” (as defined below) for each “VWAP trading day” during the relevant 25 VWAP trading day “observation period”. In addition, if the daily conversion value (as defined below) exceeds the principal portion of the converted notes on the related VWAP trading day during the applicable observation period, we will also deliver shares of our common stock with a value equal to the excess of the daily conversion value over the principal portion on that VWAP trading day as described below. We will settle each

$1,000 in principal amount of notes being converted by delivering, on the third scheduled trading day immediately following the last day of the applicable observation period, cash and shares of our common stock, if applicable, equal to the sum of the “daily settlement amounts” (as defined below) for each of the 25 VWAP trading days during the related observation period.

It is our current intent and policy to settle any conversion of the notes through net share settlement in the manner set forth in clause (3) above.

The “daily settlement amount” for each of the 25 VWAP trading days during the applicable observation period means:

•	an amount of cash equal to the lesser of (x) $40 and (y) the daily conversion value for such VWAP trading day (the amount determined pursuant to this clause being the “principal portion”); and

•	if such daily conversion value exceeds $40, a number of shares of our common stock equal to (A) the difference between such daily conversion value and $40, divided by (B) the daily VWAP of our common stock for such VWAP trading day.

The “observation period” with respect to any note means:

•	with respect to any conversion date occurring on or after the 30th scheduled trading day immediately preceding the maturity date of the notes, the 25 consecutive VWAP trading day period beginning on, and including, the 27th scheduled trading day immediately preceding the maturity date (or if such day is not a VWAP trading day, the next succeeding VWAP trading day); and

•	in all other instances, the 25 consecutive VWAP trading day period beginning on, and including, the third trading day immediately following the relevant conversion date.

The “daily conversion value” means, for each of the 25 consecutive VWAP trading days during the relevant observation period, 1/25th of the product of (1) the applicable conversion rate on such VWAP trading day and (2) the “daily VWAP” (as defined below) of our common stock on such VWAP trading day, or one unit of “reference property” (as defined below) into which our common stock has been converted in connection with certain corporate transactions as described below, on such VWAP trading day. Any determination of the daily conversion value by us will be conclusive absent manifest error.

The “daily VWAP” of our common stock means, for each of the 25 consecutive VWAP trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page WNR.N <equity> AQR (or any equivalent successor page) in respect of the period from the scheduled open of trading on the principal trading market for our common stock to the scheduled close of trading on such market on such VWAP trading day (without regard to after-hours trading), or if such volume-weighted average price is unavailable, the market value of one share of our common stock (or one unit of reference property consisting of marketable equity securities) on such VWAP trading day using a volume-weighted method (or, in the case of reference property consisting of cash, the amount of such cash or in the case of reference property other than marketable equity securities or cash, the market value thereof), in each case as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

“VWAP trading day” means a day during which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading and (ii) there is no “VWAP market disruption event” (as defined below). If our common stock is not so listed or traded, then “VWAP trading day” means a business day.

“VWAP market disruption event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence on any scheduled trading day for our common stock for an aggregate one half-hour period, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock and traded on a principal national or regional securities exchange or market located in the U.S.

Notwithstanding the foregoing, we will deliver cash in lieu of any fractional shares of our common stock deliverable upon conversion based on the daily VWAP on (i) the last VWAP trading day of the applicable observation period in the case of conversions settled by net share settlement and (ii) the conversion date (or, if the conversion date is not on a trading day, the next following trading day) in the case of conversions settled by delivering common stock only. We will determine the number of fractional shares for which cash will be delivered by aggregating all of the notes that you have surrendered for conversion, and aggregating fractional shares included in the daily settlement amounts over the entire observation period (in the case of net share settlement), rather than by delivering cash in lieu of fractional shares for each individual note or for each day of the observation period.

If we have made the irrevocable net share settlement election, the indenture requires us to pay the sum of the principal portions of notes tendered for conversion in cash. In addition, we may be required to repurchase the notes for cash at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, upon the occurrence of a fundamental change. The source of funds to pay the principal portion of the conversion consideration for the notes is expected to be operating activities, distributions from our subsidiaries, sales of assets or sales of capital stock. However, there can be no assurance that sufficient funds will be available at the time of any conversion of the notes to pay the principal portion of the conversion consideration. Our future debt or other agreements may restrict our ability to pay the principal portion of the notes in cash upon conversion or in connection with the repurchase of notes upon a fundamental change. Our failure to pay in cash the principal portion of the notes when surrendered for conversion (if we have made the irrevocable net share settlement election) or to repurchase the notes following a fundamental change would result in an event of default with respect to the notes. See “Risk Factors — Risks Related to this Offering — We may not have, and our future debt may contain limitations on, the ability to repurchase the notes upon a fundamental change or pay cash upon conversion.”

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any such transactions under clauses (1) (but only with respect to stock dividends or distributions), (2), (3) and (4) below without having to convert their notes as if they held the full number of shares underlying their notes.

(1) If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

OS1
CR1 = CR0 ×
OS0

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-date or immediately after the open of business on such effective date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-date or immediately after the open of business on such effective date; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, or any share split or combination of the type described in this clause (1) is announced but the outstanding shares of our common stock are not split or combined, as the case may be, the conversion rate shall be immediately readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution, or not to split or combine the outstanding shares of our common stock, as the case may be, to the conversion rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

(2) If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 60 calendar days after the date of such issuance to subscribe for or purchase shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the trading day immediately preceding the ex-date for such issuance, the conversion rate will be adjusted based on the following formula:

OS0 + X
CR1 = CR0 ×
OS0 +Y

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-date for such issuance;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex-date for issuance of such rights, options or warrants.

Any adjustment made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall again be adjusted to be the conversion rate that would then be in effect if such record date for such issuance had not occurred.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such average of the closing sale prices over the 10 consecutive trading day period ending on the trading day immediately preceding the ex-date for such issuance, and in determining the aggregate offering price of such shares of the common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors.

(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends or distributions and rights, options or warrants as to which clause (1) or (2) above is applicable;

•	dividends or distributions paid exclusively in cash; and

•	spin offs to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

SP0
CR1 = CR0 ×
SP0 − FMV

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-date for such distribution;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-date;

SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex-date for such distribution; and

FMV =	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-date for such distribution.

If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing adjustment, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received as if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-date for the distribution. Any adjustment made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-date for such distribution. If such distribution is not so paid or made, the conversion rate shall again be adjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit and such shares of capital stock or similar equity interests are listed for trading on a securities exchange, which we refer to as a “spin off,” the conversion rate will be increased based on the following formula:

FMV0 + MP0
CR1 = CR0 ×
MP0

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the last trading day of the valuation period (as defined below);

CR1 =	the conversion rate in effect immediately after the close of business on the last trading day of the valuation period;

FMV0 =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading day period after, and including, the ex-date of the spin off (the “valuation period”); and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the last trading day of the valuation period, but will be given effect as of the open of business on the ex-date for the spin-off. Because we will make the adjustment to the conversion rate at the end of the valuation period with retroactive effect, we will delay the settlement of conversion of any notes if the final VWAP trading day of the related observation period (or, if we have elected to settle the relevant conversion by delivering solely shares of our common stock, the conversion date) occurs during the valuation period. In such event, we will deliver the shares of common stock, or pay the sum of the principal portions and deliver shares of our common stock, if any, as applicable (based on the adjusted conversion rate as described above) on the third business day immediately following the last trading day of the valuation period (or the conversion date, as applicable).

(4) If we pay any cash dividends or distributions to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

SP0
CR1 = CR0 ×
SP0 − C

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-date for such dividend or distribution;

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-date for such dividend or distribution; and

C =	the amount in cash per share we distribute to holders of our common stock.

If “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing adjustment, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received as if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-date for such cash dividend or distribution. Such adjustment shall become effective immediately after the open of business on the ex-date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall again be adjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the date such tender or exchange offer expires, the conversion rate will be increased based on the following formula:

AC + (SP1 × OS1)
CR1 = CR0 ×
OS0 × SP1

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the trading day next succeeding the date such tender or exchange offer expires;

CR1 =	the conversion rate in effect immediately after the close of business on the trading day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of shares pursuant to such tender or exchange offer);

OS1 =	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the last reported sale prices of our common stock on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the trading day next succeeding the date such tender or exchange offer expires.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-date as described above, and a holder that has converted its notes would be treated as the record holder of shares of our common stock as of the related conversion date as described under “— Conversion Procedures” above based on an adjusted conversion rate for such ex-date, then, the conversion rate adjustment relating to such ex-date will not be made for such converting holder. Instead, such holder will be deemed to be the holder of record of shares on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a reverse split or a share combination).

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment or the nonoccurrence of an adjustment to the conversion rate, see “Certain U.S. Federal Income Tax Considerations.”

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan with respect to such common stock, unless prior to such conversion, the rights have separated from our common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, on the conversion date for any notes.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination or solely a change in the par value of our common stock);

•	a consolidation, merger or combination involving us; or

•	a sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of ours and our subsidiaries, or any statutory share exchange,

in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert each $1,000 principal amount of notes will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the applicable conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction, subject to our right to elect to settle conversions in shares of common stock, in cash or by net share settlement. If we elect to settle conversions in shares of common stock, you will receive units of reference property in lieu of the shares of our common stock otherwise deliverable in respect of such conversion. If we elect to settle conversions in cash, you will receive cash for the sum of the daily conversion values in respect of such conversion. If we irrevocably elect net share settlement upon conversion or otherwise elect to settle conversions by net share settlement, you will receive cash and units of reference property as follows:

•	cash up to the aggregate principal portion upon any conversion; and

•	in lieu of the shares of our common stock otherwise deliverable, a number of units of reference property equal to the number of shares of our common stock that otherwise would have been delivered (each unit of reference property corresponding to the amount and type of reference property that a holder of one share of our common stock would have received in the relevant transaction).

The amount of consideration, and, consequently, units of reference property, you receive upon conversion will be based on the daily conversion values of reference property and the applicable conversion rate, as described under “— Settlement Upon Conversion.”

If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Certain Other Adjustments

Whenever any provision of the indenture requires us to calculate last reported sale prices over a span of multiple days, our board of directors will make appropriate adjustments to such prices, the conversion rate, or the number of shares of our common stock due upon conversion to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the record date of the event occurs, at any time during the period from which such prices are to be calculated.

Adjustment to Shares Delivered Upon Conversion In Connection With a Make whole Fundamental Change

If a “fundamental change” (as defined below and determined after giving effect to any exceptions or exclusions to such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make whole fundamental change”) occurs and a holder elects to convert its notes in connection with such make whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make whole fundamental change if such conversion occurs on or after the effective date of the make-whole fundamental change and prior to the close of business on the business day immediately preceding the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that is not a fundamental change, on the 35th business day immediately following the effective date of such make-whole fundamental change). We will notify holders and the trustee of the effective date of the make-whole fundamental change, and issue a press release on such date. We will settle conversions of notes as described above under “— Conversion Rights — Settlement Upon Conversion.”

The number of additional shares by which the conversion rate in the event of a make-whole fundamental change will be increased will be determined by reference to the table below, based on the date on which the make whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive only cash in a make whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the ten trading day period ending on, and including, the trading day immediately preceding the effective date of such make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner, and at the same time, as the conversion rate as set forth under “— Conversion Rate Adjustments.”

The following table sets forth the number of additional shares to be received per $1,000 principal amount of notes for each stock price and effective date set forth below:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$

June , 2009
June 15, 2010
June 15, 2011
June 15, 2012
June 15, 2013
June 15, 2014

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365 day year.

•	If the stock price is greater than $ per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•	If the stock price is less than $ per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate exceed      per $1,000 principal amount of notes, subject to adjustment in the same manner, and at the same time, as the conversion rate as set forth under “— Conversion Rate Adjustments.”

We will settle conversions of notes converted in connection with a make-whole fundamental change as described above under “— Conversion Rights — Settlement Upon Conversion”; provided, however, that in connection with a make-whole fundamental change described in clause (2) of the definition of fundamental change in which the holders of our common stock receive only cash for their shares of common stock, we will settle conversions in connection with such make-whole fundamental change by delivering, on the third business day after the conversion date, for each $1,000 principal amount of notes, an amount of cash equal to (i) the applicable conversion rate on the conversion date, increased by additional shares, if any, calculated as set forth in this section, multiplied by (ii) the per-share amount of cash consideration paid in such make-whole fundamental change.

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to repurchase for cash any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or a multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date is after a record date and on or prior to the interest payment date to which such record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such record date and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased). The fundamental change repurchase date will be a date specified by us that is not less than

20 or more than 35 calendar days following the date of our fundamental change notice as described below. Any notes repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934 other than us, our subsidiaries, our and their employee benefit plans and the Existing Owners (as defined below), files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity, or the Existing Owners, considered as a group, file a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such group has become the direct or indirect beneficial owner of our common equity representing more than 70% of the voting power of our common equity;

(2) consummation of any share exchange, consolidation or merger of us, or any transaction or series of transactions pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of all classes of our common equity immediately prior to such transaction that is a share exchange, consolidation or merger (each such holder, a “pre-transaction holder”) own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change, so long as the proportion of the respective ownership of each pre-transaction holder remains substantially the same relative to all other pre-transaction holders;

(3) the first day on which a majority of the members of our board of directors does not consist of “continuing directors” (as defined below);

(4) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(5) our common stock (or other common stock into which the notes are then convertible, in whole or in part) ceases to be listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors).

Notwithstanding the foregoing, it will not be a fundamental change and a holder will not have the right to require us to repurchase any notes upon the occurrence of any transaction described in clauses (1) or (2) above, if at least 90% of the consideration received or to be received by holders of shares of our common stock, excluding cash payments for fractional shares of our common stock and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction consists of common stock traded on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or that will be so traded or quoted when issued or exchanged in connection with such transactions and as a result of this transaction the notes become convertible into such consideration, excluding cash payments for fractional shares of our common stock, subject to our right to pay cash or pay cash and deliver shares of our common stock to converting holders as described above under “— Conversion Rights — Settlement Upon Conversion.”

“Existing Owners” means (1) each of Paul L. Foster, Jeff A. Stevens, Scott D. Weaver and Ralph A. Schmidt and their respective immediate family members (as defined by the National Association of Security Dealers Automatic Quotation system listing requirements) or the spouses and former spouses (including widows and widowers), heirs or lineal descendants of any of the foregoing; (2) Franklin Mountain Investments Limited Partnership; and (3) any affiliate controlled by any of the foregoing.

“Continuing directors” means (i) individuals who on the date of original issuance of the notes constituted our board of directors (ii) any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office (or a duly constituted committee thereof), either who were directors on the date of original issuance of the notes or whose election or nomination for election was previously so approved.

On or before the 10th calendar day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•	if applicable, that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in New York, New York, or publish the information on our website or through such other public medium as we may use at that time.

To exercise the repurchase right, you must deliver, on or before the close of business on the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent if the notes are in certificated form. If the notes are not in certificated form, you must comply with DTC’s procedures for tendering interests in global notes. Your repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

We will be required to repurchase the notes on the fundamental change repurchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change repurchase price on the later of the fundamental change repurchase date or the time of book entry transfer or the delivery of the notes. If the paying agent holds money or securities on the fundamental change repurchase date sufficient to pay the fundamental change repurchase price of notes for which the holders have tendered and not withdrawn repurchase notices, then:

•	such notes will cease to be outstanding and interest will cease to accrue (whether or not book entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest upon delivery or transfer of the notes).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

No notes may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default with respect to the notes other than an event of default that is cured by the payment of the fundamental change repurchase price of the notes.

The repurchase rights of the holders could discourage a potential acquirer from acquiring us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. Furthermore, holders may not be entitled to require us to repurchase their notes or entitled to an increase in the conversion rate upon conversion as described under “— Adjustment to Shares Delivered Upon Conversion In Connection With a Make-whole Fundamental Change” in certain circumstances involving a significant change in the composition of our board, including in connection with a proxy contest where our board does not endorse a dissident slate of directors but approves them for purposes of the definition of “continuing directors” above.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors — Risks Related to this Offering — We may not have, and our future debt may contain limitations on, the ability to repurchase the notes upon a fundamental change or pay cash upon conversion.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. We have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Optional Redemption by the Company

The notes may not be redeemed by us at our option prior to maturity.

Consolidation, Merger and Sale of Assets

The indenture provides that we will not consolidate with or merge into any other person and we will not sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to any person in a single transaction or series of related transactions unless:

(1) the person formed by such consolidation or into which we are merged or the person which acquires by sale, conveyance, assignment, transfer or other disposition, or which leases all or substantially all of our properties and assets, shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations under the notes and the indenture;

(2) immediately after giving effect to such transaction, no default or event of default (each as defined in the indenture) shall have occurred and be continuing; and

(3) we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or sale, conveyance, assignment, transfer, lease or other disposition and such supplemental indenture comply with this provision and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a “fundamental change” (as defined above) permitting each holder to require us to repurchase the notes of such holder as described above. Sections 5.01 (When Company May Merge, Etc) and 5.02 (Successor Substituted) of the base indenture will not apply to the notes.

Events of Default

Each of the following is an event of default under the indenture:

(1) default in the payment of interest on any note when the same becomes due and payable and such default continues for a period of 30 days;

(2) default in the payment of principal of any note when the same becomes due and payable, whether at its stated maturity, upon acceleration, upon declaration or otherwise;

(3) failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of five days;

(4) failure to give a fundamental change notice when due;

(5) failure to repurchase all or any part of the notes in accordance with the provisions of “— Fundamental Change Permits Holders to Require Us to Repurchase Notes”;

(6) failure to perform or observe any other covenant or agreement in the indenture with respect to the notes (other than a covenant or agreement in respect of which our non compliance would otherwise be an event of default) and such default or breach continues for a period of 30 consecutive days after written notice to us by the trustee or to us and the trustee by the “holders” (as defined in the indenture) of 25% or more in aggregate principal amount of the notes then outstanding;

(7) an event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any of our indebtedness or indebtedness of our subsidiaries for money borrowed in excess of $50 million, whether such indebtedness now exists or shall hereafter be created, shall happen and shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(8) a final judgment for the payment of $50 million or more (excluding any amounts covered by insurance) rendered against the Company or any subsidiary of the Company, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal or petition for review thereof has expired if no such appeal or review has commenced, or (ii) the date on which all rights to appeal or petition for review have been extinguished; or

(9) certain events of bankruptcy, insolvency, rehabilitation or reorganization of the Company or any of our significant subsidiaries.

If an event of default, other than as described in the next sentence, occurs and is continuing, then, and in each and every such case, except for any notes the principal of which shall have already become due and payable, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding under the indenture, by notice in writing to us (and to the trustee if given by holders), may declare the entire principal amount of all the notes, and the interest accrued on such notes, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an event of default described in clause (9) occurs and is continuing with respect to us, then the principal amount of all the notes then outstanding and interest accrued on such notes, if any, shall be and become immediately due and payable, without any notice or other action by any holder or the trustee, to the full extent permitted by applicable law.

After acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal or other specified amount, have been cured or waived.

Notwithstanding the foregoing, the indenture provides that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act, or (ii) our failure to comply with the similar covenant contained in the indenture and described below under the caption “— Reports”, will for the first 180 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes equal to 0.50% per annum of the principal amount of the notes. If we so elect, such additional interest will be payable on all notes outstanding on or before the date on which such event of default first occurs. On the 180th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 180th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of notes and the trustee and paying agent of such election on or before the close of business on the business day immediately prior to the date on which such event of default would occur. Upon our failure to timely give such notice or pay additional interest, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon such acceleration thereof as described above is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of at least a majority in principal amount of the outstanding notes may waive any existing event of default (except with respect to nonpayment of principal or interest, with respect to the failure to deliver the consideration due upon conversion, or with respect to any covenant or provision of the indenture that cannot be modified or amended without the consent of all holders of the notes outstanding).

Subject to certain restrictions, the holders of at least a majority in aggregate principal amount of the notes outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee by the indenture. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any costs, liability or expense. Except to enforce the right to receive payment of principal or interest when due, the right to receive fundamental change repurchase price, or the right to receive payment or delivery of the consideration due upon conversion, no holder of any notes may institute any proceeding, judicial or otherwise, with respect to the indenture or the notes, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

(i) such holder has previously given to the trustee written notice of a continuing event of default with respect to the notes;

(ii) the holders of at least 25% in aggregate principal amount of outstanding notes shall have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee under the indenture;

(iii) such holder or holders have offered to the trustee indemnity or security reasonably satisfactory to it against any costs, liabilities or expenses to be incurred in compliance with such request;

(iv) the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(v) during such 60 day period, the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such written request.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee will mail to each holder of the notes notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if the trustee in good faith determines that withholding such notice is in the interests of the holders.

Modification and Amendment

The indenture allows us and the trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding notes, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of the notes. However, without the consent of the holders of all the outstanding notes affected thereby, no supplemental indenture may:

(1) change the stated maturity of the principal of, or interest on, any note;

(2) reduce the principal amount of, or the rate of interest on, any note;

(3) change any place of payment where, or the currency in which, any note or any interest thereon is payable;

(4) impair the right of any holder of a note to receive payment of principal and interest on such holder’s notes when due or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(5) make any change that adversely affects the conversion rights of any holder of notes;

(6) reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(7) reduce the percentage in principal amount of the notes, the consent of whose holders is required for a supplemental indenture, or the consent of whose holders is required for any waiver of compliance with various provisions of the indenture or various defaults thereunder and their consequences provided for in the indenture; or

(8) modify any of the foregoing provisions described in clause (7) above except to increase any such percentage or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

We and the trustee may amend or supplement the indenture or the notes without notice to or the consent of any holder to, among other things:

(1) evidence the succession of another corporation to us and the assumption of our covenants and obligations under the notes and the indenture by this successor;

(2) add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

(3) cure any ambiguity, defect or inconsistency in the indenture or the notes or make any other change that does not adversely affect the interests of the holders of the notes in any material respect;

(4) add guarantees with respect to the notes;

(5) secure the notes;

(6) surrender any rights we have under the notes or the indenture; and

(7) conform the provisions of the indenture or the notes to the “Description of Notes” section in this prospectus supplement.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance of such proposed amendment, supplement or waiver. After an amendment, supplement or waiver becomes effective, we shall give to the holders affected by such amendment, supplement or waiver a notice briefly describing such amendment, supplement or waiver. We will mail supplemental indentures to holders upon request. Any failure to mail such notice, or any defect in such notice, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Discharge

Section 8.05 (Defeasance and Discharge of Indenture) of the base indenture will not apply to the notes. Instead, we may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any repurchase date, or upon conversion or otherwise, cash, shares of common stock or cash and shares of common stock (and cash in lieu of fractional shares), if applicable, or units of reference property sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes, daily VWAP and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act).

We intend to file such reports with the SEC in electronic form pursuant to Regulation S-T of the SEC using the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. We shall notify the trustee in the manner prescribed herein of each such filing. The trustee will be directed to access the EDGAR system for purposes of retrieving the reports so filed. Compliance with the foregoing shall constitute delivery by us of such reports to the trustee in compliance with the provisions of the indenture. The trustee shall have no duty to search for or obtain any electronic or other filings that we make with the SEC, regardless of whether such filings are periodic, supplemental or otherwise.

Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee, security registrar, paying agent and conversion agent. The Bank of New York Mellon Trust Company, N.A. in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and records maintained by DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the trustee or the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest and of amounts due upon conversion with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 60 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 60 days; or

•	an event of default with respect to the notes has occurred and is continuing, upon request by the beneficial owner.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax consequences and estate tax consequences of ownership and disposition of the notes and of common stock. This discussion applies only to notes that are:

•	purchased by those initial holders who purchase notes in this offering at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities;

•	persons holding notes or common stock as part of a hedge, “straddle,” integrated transaction or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities; or

•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds notes or common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding notes or common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the notes or the common stock.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note or common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Payments of Stated Interest

It is expected, and therefore this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, stated interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for federal income tax purposes. If, however, the notes’ principal amount exceeds the issue price by more than a de minimis amount, as determined under applicable Treasury Regulations, a U.S. Holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income. U.S. Holders should consult their own tax advisors regarding the tax consequences of notes with original issue discount.

Additional Interest Payments

We may be required to pay additional interest if we fail to timely file certain required documents with the trustee that we are required to file with the SEC. Although the issue is not free from doubt, we intend to take the position that the possibility of payments of additional interest does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Therefore, if we become obligated to pay additional interest, we intend to take the position that such amounts would be treated as ordinary interest income and taxed as described under “— Payments of Stated Interest” above. Our position is not binding on the Internal Revenue Service (“IRS”). If the IRS takes a contrary position from that described above, a U.S. Holder may be required to accrue interest income based upon a “comparable yield,” regardless of the holder’s method of accounting. The “comparable yield” is the yield at which we would issue a fixed rate non-convertible debt instrument with no contingent payments, but with terms and conditions similar to those of the notes, and such yield would be higher than the stated coupon on the notes. In addition, any gain on the sale, exchange, retirement or other taxable disposition of the notes (including any gain realized on the conversion of a note) would be recharacterized as ordinary income. U.S. Holders should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of a note (including with respect to any purchase of notes by us in the case of a fundamental change, but other than a conversion into common stock or a conversion into common stock and cash), a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “— Payments of Stated Interest” above.

Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Conversion into Common Stock

If a U.S. Holder converts a note and receives from us solely our common stock and cash in lieu of a fractional share of common stock, the U.S. Holder will not recognize any gain or loss in respect of the conversion, except that the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder’s tax basis in the fractional share) and except that the fair market value of common stock received with respect to accrued interest will be taxed as a payment of interest (as described above).

A U.S. Holder’s tax basis in the common stock received upon a conversion of a note (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the note that was converted. A U.S. Holder’s tax basis in the common stock received with respect to accrued interest will equal the fair market value of the stock received. A U.S. Holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

The U.S. Holder’s holding period for the common stock received will include the holder’s holding period for the note converted, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

Conversion into Cash

If a U.S. Holder converts a note and receives from us solely cash, the holder will recognize gain or loss in the same manner as if such holder had disposed of the note in a taxable disposition as described under “— Sale, Exchange or Retirement of the Notes” above.

Conversion into Common Stock and Cash

If a U.S. Holder converts a note and receives from us a combination of our common stock and cash, we intend to take the position (and the following discussion assumes) that the conversion will be treated as a recapitalization for U.S. federal income tax purposes, although the tax treatment is uncertain.

Assuming such treatment, a U.S. Holder will recognize capital gain, but not loss, equal to the excess of the sum of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such as described under “— Payments of Stated Interest” above) over the holder’s adjusted tax basis in the note, but in no event will the capital gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).

In such circumstances, a U.S. Holder’s tax basis in the common stock received upon a conversion of a note (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the note that was converted, reduced by the amount of cash received (excluding cash received in lieu of a fractional share and cash attributable to accrued interest), and increased by the amount of gain, if any, recognized, as described in the preceding paragraph. A U.S. Holder’s tax basis in the common stock received with respect to accrued interest will equal the fair market value of the stock received.

The receipt of cash in lieu of a fractional share will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder’s tax basis in the fractional share). A U.S. Holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

Any capital gain recognized by U.S. Holders upon conversion will be long-term capital gain if at the time of conversion the notes have been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates.

A U.S. Holder’s holding period for common stock received upon conversion will include the period during which such holder held the notes, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

An alternative characterization would treat the cash payment received on conversion as proceeds from a sale of a portion of the note, and would tax the sale portion in the manner described under “— Sale, Exchange or Retirement of the Notes” above. Under this alternative characterization, the holder would not recognize gain or loss with respect to our common stock received (other than stock attributable to accrued interest), and the U.S. Holder’s holding period for such stock would include the period during which such holder held the notes. In such case, the holder’s basis in the note would be allocated pro rata between the common stock and cash received, in accordance with their fair market values.

U.S. Holders should consult their tax advisors regarding the tax treatment of the receipt of cash and common stock for notes upon conversion.

Possible Effect of a Consolidation or Merger

In certain situations, we may consolidate with or merge into another entity (as described above under “Description of Notes— Recapitalizations, Reclassifications and Changes of Our Common Stock”). Depending on the circumstances, a change in the obligor of the notes as the result of a consolidation or merger could result in a deemed taxable exchange to a U.S. Holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss. U.S. Holders should consult their own tax advisors regarding the tax consequences of such a deemed taxable exchange.

Constructive Dividends

The conversion rate of the notes will be adjusted in certain circumstances. Under the Code and applicable Treasury Regulations, adjustments that have the effect of increasing a holder’s interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to the holder.

If we were to make a distribution of cash or property to stockholders (for example, distributions of evidences of indebtedness or assets) and the conversion rate of the notes were increased pursuant to the anti-dilution provisions of the indenture, such increase would be deemed to be a distribution to the U.S. Holders. In addition, any other increase in the conversion rate of the notes (including an adjustment to the conversion rate in connection with a fundamental change) may, depending on the circumstances, be deemed to be a distribution to the U.S. Holders.

In certain circumstances, the failure to make an adjustment of the conversion rate may result in a taxable distribution to holders of our common stock or holders of notes, if as a result of such failure the proportionate interest of the stockholders or the note holders (as the case may be) in the assets or earnings and profits of us is increased.

Any deemed distribution will be taxed in the same manner as an actual distribution. See “Common Stock — Taxation of Distributions” below. However, it is unclear whether such deemed distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or for the dividends-received deduction applicable to certain dividends paid to corporate holders. U.S. Holders should consult their tax advisors as to the tax consequences of receiving constructive dividends.

Common Stock

Taxation of Distributions

To the extent paid out of current or accumulated earnings and profits, distributions paid on our common stock, other than certain pro rata distributions of common stock, will be treated as a taxable dividend when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by non-corporate U.S. Holders in tax years prior to 2011 will be eligible to be taxed at reduced rates if the U.S. Holders meet certain holding period and other applicable requirements. Dividends received by corporate U.S. Holders will be eligible for the dividends-received deduction if the U.S. Holders meet certain holding period and other applicable requirements.

Sale or Other Disposition of Common Stock

For U.S. federal income tax purposes, gain or loss a U.S. Holder realizes on the sale or other disposition of common stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the common stock for more than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the U.S. Holder’s tax basis in the common stock disposed of and the amount realized on the disposition. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the notes, dividends on the common stock, constructive dividends with respect to the notes and the proceeds from a sale or other disposition of the notes or the common stock. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors concerning the application of information reporting and backup withholding rules.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of the notes or common stock and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the notes or common stock.

Payments on the Notes

Subject to the discussion below concerning backup withholding, payments of principal, interest including original issue discount, if any, and premium on the notes by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

•	the Non-U.S. Holder does not own, actually or constructively, ten percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving such interest in a transaction described in section 881(c)(3)(A) of the Code;

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.

Certification Requirement

Interest and original issue discount, if any, on a note will not be exempt from withholding tax unless the beneficial owner of the note certifies on a properly executed IRS Form W-8BEN, under penalties of perjury, that it is not a United States person.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest including original issue discount, if any, on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. The Non-U.S. Holder will be required to provide to us a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders are urged to consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, Exchange or Other Disposition of Notes or Shares of Common Stock

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of notes or common stock, unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, subject to an applicable income tax treaty providing otherwise, or

•	we are or have been a U.S. real property holding corporation, as defined below, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and either (a) the common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or (b) the Non-U.S. Holder: (1) beneficially owns, or is deemed to own, more than 5% of our common stock; (2) beneficially owns, or is deemed to own, more than 5% of the notes; or (3) beneficially owns, or is deemed to own, notes which, on any date on which the Non-U.S. Holder acquires any notes, have a fair market value of more than 5% of the fair market value of our common stock.

Because of the real property and refinery assets we own, we may be a “U.S. real property holding corporation.” The determination of whether we are a “U.S. real property holding corporation” is fact specific and depends on the composition of our assets. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. You are encouraged to consult your own tax advisor regarding our possible status as a “U.S. real property holding corporation” and its possible consequences in your particular circumstances.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain recognized by the Non-U.S. Holder on a sale or other disposition of notes or common stock is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. Non-U.S. Holders whose gain from dispositions of notes or common stock may be effectively connected with the conduct of a trade or business in the United States are urged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of notes and common stock, including the possible imposition of a branch profits tax.

Dividends and Constructive Dividends

Dividends (including deemed dividends on the notes described above under “Tax Consequences to U.S. Holders — Constructive Dividends”) paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, as described below. In order to obtain a reduced rate of withholding, a Non-U.S. Holder generally will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty. A Non-U.S. Holder of a common stock eligible for a reduced rate of withholding may qualify for a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Such Non-U.S. Holders should consult their own tax advisors regarding the availability of such a refund.

In the case of any constructive dividend, it is possible that the U.S. federal tax on the constructive dividend would be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to a Non-U.S. Holder. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

The withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a properly executed Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Federal Estate Tax

Individuals who are Non-U.S. Holders at the time of their death and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the note, if received by the decedent at the time of death, would have been:

•	subject to U.S. federal withholding tax (even if the W-8BEN certification requirement described above were satisfied); or

•	effectively connected with the conduct by the holder of a trade or business in the United States.

Individuals who are Non-U.S. Holders at the time of their death and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes, dividends on the common stock and constructive dividends with respect to the notes. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the Non-U.S. Holder is resident. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes or common stock and the Non-U.S. Holder may be subject to United States backup withholding on payments on the notes and on the common stock or on the proceeds from a sale or other disposition of the notes or common stock. The certification procedures required to claim the exemption from withholding tax on interest and original issue discount, if any, described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their own tax advisors concerning the application of information reporting and backup withholding rules.

UNDERWRITING

We intend to offer the notes through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Underwriter	Principal Amount

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Goldman, Sachs & Co.
ABN AMRO Incorporated
Wachovia Capital Markets, LLC

Total		$100,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fourth business day following the date of pricing of the notes.

Commissions and Discounts

The underwriters have advised us that they propose to initially offer the notes at a price of     % of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any, and to dealers at that price less a concession not in excess of     % of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional convertible senior notes.

			Without	With
	Per Note		Option	Option

Public offering price		%	$	$
Underwriting discount		%	$	$
Proceeds, before expenses, to us		%	$	$

The expenses of this offering, not including the underwriting discounts, are estimated to be approximately $630,000 and are payable by us.

Option to Purchase Additional Notes

To the extent the underwriters sell more than $100,000,000 in principal amount of notes, we have granted an option to the underwriters to purchase up to an additional $15,000,000 principal amount of the notes at the public offering price less the underwriting discount. The underwriters may exercise this option within 30 days from the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional notes proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We and our executive officers and directors have agreed with limited exceptions that we and they will not, for a period of 90 days from the date of this prospectus supplement, without the prior written consent of the representatives, directly or indirectly:

•	offer, pledge, sell, or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right, or warrant for the sale of any common stock,

•	otherwise dispose of or transfer any common stock,

•	enter into any swap or any other agreement or any transaction that transfers directly or indirectly, the economic consequences of ownership of any common stock, or

•	file any registration statement under the Securities Act in respect of any common stock.

This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

The 90 day restriction period is subject to extension if (i) the company issues an earnings release or material news, or a material event relating to the company occurs, during the last 17 days of the 90 day restriction period, or (ii) prior to the expiration of the 90 day restriction period, the company announces that it will release earnings results during the 16 day period beginning on the last day of the 90 day restriction period. In either case, the restrictions described above shall continue to apply until the expiration of the 18 day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event, unless the representatives waive that extension.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix, or maintain the price of the notes.

If the underwriters create a short position in the notes in connection with the offering (i.e., if they sell more notes than are on the cover page of this prospectus supplement) the underwriters may reduce that short position by purchasing notes in the open market. The underwriters may also elect to reduce any short position by exercising all or part of their option to purchase additional notes described above. Purchases of the notes to stabilize the price or to reduce a short position could cause the price of the notes to be higher than it might be in the absence of such purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or the shares of common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale, and Distribution of Securities

In connection with the offering, the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail. In addition, the underwriters will be facilitating Internet distribution for this offering to certain of their Internet subscription customers. The underwriters intend to allocate a limited number of notes for sale to their online brokerage customers. An electronic prospectus supplement and accompanying prospectus is available on the Internet web sites maintained by the underwriters. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on the underwriters’ web sites is not part of this prospectus supplement or the accompanying prospectus.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, served as sole arranger and book manager of the Revolving Credit Agreement, the Term Loan Credit Agreement and the 2008 Letter of Credit Facility, and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated serves as the administrative agent and a lender under those facilities. Affiliates of ABN AMRO Incorporated and Wachovia Capital Markets, LLC are lenders under our Revolving Credit Agreement, affiliates of Goldman, Sachs & Co., ABN AMRO Incorporated and Wachovia Capital Markets, LLC are lenders under our Term Loan Credit Agreement, and affiliates of ABN AMRO Incorporated were lenders under our 2008 Letter of Credit Facility which was terminated on May 29, 2009. In addition, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. have served as financial advisors to us in connection with certain strategic initiatives we have pursued, for which they have received customary fees. We expect to use the proceeds of this offering to repay debt outstanding under the Term Loan Credit Agreement.

As described in “Use of Proceeds,” some of the net proceeds of this offering may be used to pay down borrowings under our Term Loan Credit Agreement. Because more than 10% of the proceeds of this offering, not including underwriting compensation, may be received by affiliates of the underwriters in this offering, this offering is being conducted in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 5110(h). Pursuant to that rule, the yield on the notes can be no lower than that recommended by a “qualified independent underwriter,” as defined by the FINRA rules, which has participated in the preparation of the prospectus supplement and performed its usual standard of due diligence with respect to that prospectus supplement. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as qualified independent underwriter for the offering and to perform a due diligence investigation and review and participate in the preparation of the prospectus supplement. We have agreed to indemnify Merrill Lynch, Pierce, Fenner & Smith Incorporated against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any notes which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer within the EEA of notes which are the subject of the offering contemplated in this prospectus supplement should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorised, nor do they authorise, the making of any offer of notes through any financial intermediary, other than offers made by underwriters which constitute the final offering of notes contemplated in this prospectus supplement.

For the purposes of this provision, and the buyer’s representation below, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any notes which are the subject of the offering contemplated by this prospectus supplement under, the offers contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

(a) it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b) in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those notes to it is not treated under the Prospectus Directive as having been made to such persons.

Switzerland

This document as well as any other material relating to the notes which are the subject of the offering contemplated by this prospectus supplement do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The notes will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the notes, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

The notes are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the notes with the intention to distribute them to the public. The investors will be individually approached by the Issuer from time to time.

This document as well as any other material relating to the notes is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell the notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The notes which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this document you should consult an authorised financial adviser.

New York Stock Exchange Listing

Our shares of common stock are listed on the New York Stock Exchange under the trading symbol “WNR.”

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus supplement is being delivered will be passed on for us by Davis Polk & Wardwell, New York, New York. The underwriters have been represented by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Western Refining, Inc.’s internal control over financial reporting as of December 31, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Western Refining, Inc. at December 31, 2007 and for each of the two years in the period ended December 31, 2007, appearing in our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference in this prospectus supplement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon and incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Giant incorporated herein by reference from our current report on Form 8-K/A dated August 16, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations in 2005 and to the adoption of Statement of Financial Accounting Standards No. 158, Employers Accounting for Defined Benefit Plans and Other Post-retirement Benefits, an Amendment of FASB Statements No. 87, 88, 106, and 132(R) in 2006), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Western Refining files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers like Western Refining who file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

The Securities and Exchange Commission allows Western Refining to incorporate by reference information into this document. This means that Western Refining can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below and any future filings that Western Refining makes with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in the documents or filings that is deemed to have been furnished and not filed) until all the securities offered under this prospectus supplement are sold.

Western Refining, Inc. Securities and Exchange Commission Filings	Period or Date Filed

Annual Report on Form 10-K	Fiscal year ended December 31, 2008
Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2009
Current Reports on Form 8-K	February 5, 2009
Current Reports on Form 8-K/A	August 16, 2007 (only with respect to the historical financial statements of Giant listed in Item 9.01(a) and set forth in Exhibits 99.1 and 99.2 thereto)
Registration Statement on Form 8-A	January 11, 2006
Proxy Statement on Schedule 14A (those portions incorporated by reference into Western Refining’s Form 10-K only)	April 16, 2009

Documents incorporated by reference are available from Western Refining without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

Western Refining, Inc.
123 W. Mills Ave. Suite 200
El Paso, Texas 79901
Attention: Investor Relations
Telephone: (915) 534-1400

Information is also available on our website at www.wnr.com. Information contained in, or accessible through, our website is not incorporated by reference into this prospectus supplement.

PROSPECTUS

Western Refining, Inc.

Common Stock, Preferred Stock, Debt Securities,
Warrants, Purchase Contracts and Units

We may offer from time to time common stock, preferred stock, debt securities, warrants, purchase contracts or units. We urge you to read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, which will describe the specific terms of these securities, carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the trading symbol “WNR.”

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 2 of this prospectus and in the other documents which are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 23, 2009.

You should rely only on the information contained in or incorporated by reference in this prospectus or any related prospectus supplement or free writing prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “Western Refining,” “the Company,” “Western,” “we,” “us” and “our” refer to Western Refining, Inc., or WNR, and the entities that became its subsidiaries upon closing of our initial public offering (including Western Refining Company, L.P., or Western Refining LP), and Giant Industries, Inc. and its subsidiaries, which became wholly-owned subsidiaries on May 31, 2007, unless the context otherwise requires or where otherwise indicated. Any references to the “Company” prior to this date exclude the operations of Giant Industries, Inc.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

WESTERN REFINING, INC.

Western Refining is an independent crude oil refiner and marketer of refined products and also operates service stations and convenience stores. The Company owns and operates four refineries with a total crude oil throughput capacity of approximately 238,000 barrels per day, or bpd. In addition to its 128,000 bpd refinery in El Paso, Texas, Western Refining also owns and operates a 70,000 bpd refinery on the East Coast of the United States near Yorktown, Virginia and two refineries in the Four Corners region of Northern New Mexico with a combined throughput capacity of 40,000 bpd. Western Refining’s primary operating areas encompass West Texas, Arizona, New Mexico, Utah, Colorado, and the Mid-Atlantic region. In addition to the refineries, the Company also owns and operates stand-alone refined products terminals in Flagstaff, Arizona and Albuquerque, New Mexico, as well as asphalt terminals in Phoenix and Tucson, Arizona, Albuquerque and El Paso. As of February 27, 2009, Western Refining also owned and operated 153 retail service stations and convenience stores in Arizona, Colorado and New Mexico, a fleet of crude oil and finished product truck transports, and a wholesale petroleum products distributor that operates in Arizona, California, Colorado, Nevada, New Mexico, Texas, and Utah.

Western Refining’s principal executive offices are located at 123 W. Mills Ave., Suite 200, El Paso, Texas, and our telephone number at that address is (915) 534-1400. We maintain a website at www.wnr.com, where general information about us is available. We are not incorporating the contents of our website into this prospectus.

RISK FACTORS

An investment in our securities involves risk.  The acquisition of Giant Industries, Inc., or Giant, has significantly changed the nature and scope of our operations. As a result, the risks we face have changed as well. In addition to the other information in this prospectus and our other filings with the SEC, you should carefully consider the following risk factors in evaluating us and our business. If any of the risks actually occurs, our business, financial condition and results of operations could be adversely affected.

The price volatility of crude oil, other feedstocks, refined products, and fuel and utility services has had and may continue to have a material adverse effect on our earnings and cash flows.

Our earnings and cash flows from operations depend on the margin above fixed and variable expenses (including the cost of refinery feedstocks, such as crude oil) at which we are able to sell refined products. Refining margins historically have been volatile, and are likely to continue to be volatile, as a result of a variety of factors, including fluctuations in the prices of crude oil, other feedstocks, refined products, and fuel and utility services. In particular, our refining margins were significantly lower in 2008 compared to 2007 due to substantial increases in feedstock costs and lower increases in gasoline prices throughout much of 2008.

In recent years, the prices of crude oil, other feedstocks and refined products have fluctuated substantially. The NYMEX WTI postings of crude oil for 2008 ranged from $33.87 to $145.29 per barrel. Prices of crude oil, other feedstocks and refined products depend on numerous factors beyond our control, including the supply of and demand for crude oil, other feedstocks, gasoline and other refined products. Such supply and demand are affected by, among other things:

•	changes in global and local economic conditions;

•	demand for crude oil and refined products, especially in the U.S., China and India;

•	worldwide political conditions, particularly in significant oil producing regions such as the Middle East, West Africa and Latin America;

•	the level of foreign and domestic production of crude oil and refined products and the level of crude oil, feedstocks and refined products imported into the U.S., which can be impacted by accidents, interruptions in transportation, inclement weather or other events affecting producers and suppliers;

•	U.S. government regulations;

•	utilization rates of U.S. refineries;

•	changes in fuel specifications required by environmental and other laws, particularly with respect to oxygenates and sulfur content;

•	the ability of the members of the Organization of Petroleum Exporting Countries to maintain oil price and production controls;

•	development and marketing of alternative and competing fuels;

•	pricing and other actions taken by competitors that impact the market;

•	product pipeline capacity, including the Longhorn pipeline, as well as Kinder Morgan’s expansion (completed in 2007) of its East Line, both of which could increase supply in certain of our service areas and therefore reduce our margins;

•	accidents, interruptions in transportation, inclement weather or other events that can cause unscheduled shutdowns or otherwise adversely affect our plants, machinery or equipment, or those of our suppliers or customers; and

•	local factors, including market conditions, weather conditions and the level of operations of other refineries and pipelines in our service areas.

Volatility has had, and may continue to further have, a negative effect on our results of operations to the extent that the margin between refined product prices and feedstock prices narrows further, as was the case throughout much of 2008.

The nature of our business requires us to maintain substantial quantities of crude oil and refined product inventories. Crude oil and refined products are commodities. As a result, we have no control over the changing market value of these inventories. Because our inventory of crude oil and refined product is valued at the lower of cost or market value under the “last-in, first-out,” or LIFO, inventory valuation methodology, if the market value of our inventory were to decline to an amount less than our LIFO cost, we would record a write-down of inventory and a non-cash charge to cost of products sold. The estimated fair value of the Giant inventory recorded as a result of the acquisition of Giant increased the likelihood of a lower of cost or market inventory write-down to occur in the future. As a result of declining market prices of crude oil, blendstocks and finished products, in the fourth quarter of 2008 we recorded a non-cash adjustment of $61.0 million to value our Yorktown inventories to net realizable market values. During 2008, a reduction in inventory quantities resulted in liquidation of applicable LIFO inventory quantities carried at lower costs in the prior year. These LIFO liquidations resulted in an increase in costs of products sold of $66.9 million.

In addition, the volatility in costs of fuel, principally natural gas, and other utility services, principally electricity, used by our refineries affects operating costs. Fuel and utility prices have been, and will continue to be, affected by factors outside our control, such as supply and demand for fuel and utility services in both local and regional markets. Natural gas prices have historically been volatile. Typically, electricity prices fluctuate with natural gas prices. Future increases in fuel and utility prices may have a negative effect on our results of operations.

We may not realize the anticipated benefits from the acquisition of Giant Industries, Inc.

We will face certain challenges as we continue to integrate Giant’s operations into our business. In particular, the Giant acquisition has significantly expanded our geographic scope, the types of business in which we are engaged, the number of our employees and the number of refineries we operate, thereby presenting us with significant challenges as we work to manage the substantial increases in scale resulting from the acquisition. We must integrate a large number of systems, both operational and administrative. Delays in this process could have a material adverse effect on our revenues, expenses, operating results and financial condition. In addition, events outside of our control, including changes in state and federal regulation and laws as well as economic trends, also could adversely affect our ability to realize the anticipated benefits from the Giant acquisition.

Western Refining Yorktown, Inc., or Western Yorktown, our subsidiary we acquired in connection with the Giant acquisition, declared force majeure under its crude oil supply agreement with Statoil Marketing and Trading (USA), Inc., or Statoil, based on the effects of the Grane crude oil on its plant and equipment. Statoil filed a lawsuit against Western Yorktown on March 28, 2008 in the Superior Court of Delaware in and for New Castle County. The lawsuit alleges breach of contract and other related claims by Western Yorktown in connection with the crude oil supply agreement and alleges Statoil is entitled to recover damages in excess of $100 million. Western Yorktown believes its declaration of force majeure was in accordance with the contract, disputes Statoil’s claims and intends to vigorously defend against them.

We can give no assurance that our acquisition of Giant will perform in accordance with our expectations. We can give no assurance that our expectations with regards to integration and synergies will materialize. Our failure to successfully integrate and operate these legacy Giant assets or to resolve any issues arising from the declaration of force majeure under the Statoil contract, and to realize the anticipated benefits of the acquisition, could adversely affect our operating, performing and financial results. See Item 1, “Business — Refining Segment — Yorktown Refinery — Raw Material Supply” in our Annual Report on Form 10-K for the year ended December 31, 2008.

Our historical financial statements may not be indicative of future performance.

In light of our acquisition of Giant on May 31, 2007, our financial statements only reflect the impact of that acquisition since June 1, 2007, and therefore make comparisons with prior periods difficult. As a result, our limited historical financial performance as owners of Giant makes it difficult for shareholders to evaluate our business and results of operations to date and to assess our future prospects and viability. Furthermore, our brief operating history has resulted in revenue and profitability growth rates that may not be indicative of our future results of operations. As a result, the price of our common stock may be volatile.

If the price of crude oil increases significantly or our credit profile changes, or if we are unable to access our revolving credit facility for borrowings or for letters of credit, our liquidity and our ability to purchase enough crude oil to operate our refineries at full capacity could be materially and adversely affected.

We rely on borrowings and letters of credit under our $800.0 million revolving credit facility and our $80 million letter of credit credit agreement, or 2008 L/C Credit Agreement, to purchase crude oil for our refineries. Changes in our credit profile could affect the way crude oil suppliers view our ability to make payments and induce them to shorten the payment terms of their invoices with us or require additional support such as letters of credit. Due to the large dollar amounts and volume of our crude oil and other feedstock purchases, any imposition by our creditors of more burdensome payment terms on us, or our inability to access our revolving credit facility or 2008 L/C Credit Agreement, may have a material adverse effect on our liquidity and our ability to make payments to our suppliers, which could hinder our ability to purchase sufficient quantities of crude oil to operate our refineries at planned rates. In addition, if the price of crude oil increases significantly, we may not have sufficient capacity under our revolving credit facility or 2008 L/C Credit Agreement, or sufficient cash on hand, to purchase enough crude oil to operate our refineries at planned rates. A failure to operate our refineries at planned rates could have a material adverse effect on our earnings and cash flows.

Our business, financial condition and results of operations may be materially adversely affected by a general economic downturn and by instability and volatility in the financial markets.

The recent turmoil in the global financial markets and the scarcity of credit has led to lack of consumer confidence, increased market volatility and widespread reduction of business activity generally in the United States and abroad. In addition, the United States is considered to be in the midst of an economic recession. An economic downturn could materially adversely affect the liquidity, businesses and/or financial conditions of our customers, which could in turn result not only in decreased demand for our products, but also increased delinquencies in our accounts receivable. Furthermore, the financial crisis could have a negative impact on our cost of borrowing and on our ability to obtain future borrowings or letters of credit under our revolving credit facility or our 2008 L/C Credit Agreement if any of our lenders are forced into receivership or file for bankruptcy or are otherwise unable to perform their obligations thereunder. The disruptions in the financial markets could also lead to a reduction in available trade credit due to counterparties’ liquidity concerns. If we experience a decrease in demand for our products or an increase in delinquencies in our accounts receivable, or if we are unable to obtain borrowings or letters of credit under our revolving credit facility or our 2008 L/C Credit Agreement, our business, financial condition and results of operations could be materially adversely affected.

We have a significant amount of indebtedness.

As of December 31, 2008, our total debt was $1,340.5 million and our stockholders’ equity was $811.5 million. We currently have an $800.0 million revolving credit facility and an $80.0 million L/C Credit Agreement. As of December 31, 2008, the gross availability under the 2007 Revolving Credit Agreement was $429.8 million pursuant to the borrowing base due to lower values of inventories and accounts receivable. As of December 31, 2008, we had net availability under the 2007 Revolving Credit Agreement and the 2008 L/C Credit agreement of $124.1 million due to $245.7 million in letters of credit outstanding and $60.0 million in direct borrowings. On February 27, 2009, the gross availability under the 2007 Revolving Credit Agreement was $382.2 million pursuant to the borrowing base due to lower values of inventories and accounts receivable.

On February 27, 2009, we had net availability under the 2007 Revolving Credit Agreement and the 2008 L/C Credit Agreement of $133.0 million due to $249.2 million in letters of credit outstanding and no direct borrowings. Our level of debt may have important consequences to you. Among other things, it may:

•	limit our ability to use our cash flow, or obtain additional financing, for future working capital, capital expenditures, acquisitions or other general corporate purposes;

•	restrict our ability to pay dividends;

•	require a substantial portion of our cash flow from operations to make debt service payments;

•	limit our flexibility to plan for, or react to, changes in our business and industry conditions;

•	place us at a competitive disadvantage compared to our less leveraged competitors; and

•	increase our vulnerability to the impact of adverse economic and industry conditions and, to the extent of our outstanding debt under our floating rate debt facilities, the impact of increases in interest rates.

We cannot assure you that we will continue to generate sufficient cash flow or that we will be able to borrow funds under our revolving credit facility in amounts sufficient to enable us to service our debt or meet our working capital and capital expenditure requirements. Our ability to generate sufficient cash flows from our operating activities will continue to be primarily dependent on producing or purchasing, and selling, sufficient quantities of refined products at margins sufficient to cover fixed and variable expenses. Our refining margins deteriorated in 2008 compared to 2007 due to substantial increases in feedstock costs and lower increases in gasoline prices. As a result, our earnings and cash flow were negatively impacted. If our margins continue to deteriorate significantly, or if our earnings and cash flow continue to suffer for any other reason, we may be unable to comply with the financial covenants set forth in our credit facilities. If we fail to satisfy these covenants, we could be prohibited from borrowing for our working capital needs and issuing letters of credit, which would hinder our ability to purchase sufficient quantities of crude oil to operate our refineries at planned rates. To the extent that we are unable to generate sufficient cash flows from operations, or if we are unable to borrow or issue letters of credit under the revolving credit facility or the 2008 L/C Credit Agreement, we may be required to sell assets, reduce capital expenditures, refinance all or a portion of our existing debt, or obtain additional financing through equity or debt financings. If additional funds are obtained by issuing equity securities, our existing stockholders could be diluted. We cannot assure you that we will be able to refinance our debt, sell assets, or obtain additional financing on terms acceptable to us, if at all. In addition, our ability to incur additional debt will be restricted under the covenants contained in our revolving credit facility, term loan facility and 2008 L/C Credit Agreement. See Part II, — Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Working Capital” and Part II, — Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Indebtedness” in our Annual Report on Form 10-K for the year ended December 31, 2008.

Covenants and events of default in our debt instruments could limit our ability to undertake certain types of transactions and adversely affect our liquidity.

Our revolving credit facility and term loan facility contain covenants and events of default that may limit our financial flexibility and ability to undertake certain types of transactions. For instance, we are subject to negative covenants that restrict our activities, including restrictions on:

•	creating liens;

•	engaging in mergers, consolidations and sales of assets;

•	incurring additional indebtedness;

•	providing guarantees;

•	engaging in different businesses;

•	making investments;

•	making certain dividend, debt and other restricted payments;

•	engaging in certain transactions with affiliates; and

•	entering into certain contractual obligations.

We are also subject to financial covenants that require us to maintain specified financial ratios and to satisfy other financial tests, including a new minimum EBITDA covenant, minimum consolidated interest coverage ratio (as defined therein), maximum consolidated leverage ratio (as defined therein) and maximum consolidated senior leverage ratio (as defined therein). Our ability to comply with these covenants will depend upon our ability to generate results similar to those in prior periods, which will depend on factors outside our control, including crack spreads, which worsened in 2008 (as compared to 2007). We cannot assure you that we will satisfy these covenants. If we fail to satisfy the covenants set forth in these facilities or an event of default occurs under these facilities, the maturity of the loans could be accelerated or we could be prohibited from borrowing for our working capital needs and issuing letters of credit. If the loans are accelerated and we do not have sufficient cash on hand to pay all amounts due, we could be required to sell assets, to refinance all or a portion of our indebtedness, or to obtain additional financing through equity or debt financings. Refinancing may not be possible and additional financing may not be available on commercially acceptable terms, or at all. If we cannot borrow or issue letters of credit under the revolving credit facility or 2008 L/C Credit Agreement, we would need to seek additional financing, if available, or curtail our operations.

The dangers inherent in our operations could cause disruptions and could expose us to potentially significant losses, costs or liabilities. Any significant interruptions in the operations of any of our refineries could materially and adversely affect our business, financial condition and operating results.

Our operations are subject to significant hazards and risks inherent in refining operations and in transporting and storing crude oil, intermediate products, and refined products. These hazards and risks include, but are not limited to, the following:

•	natural disasters;

•	fires;

•	explosions;

•	pipeline ruptures and spills;

•	third-party interference;

•	disruption of natural gas deliveries under our interruptible natural gas delivery contract for the El Paso refinery;

•	disruptions of electricity deliveries;

•	disruption of sulfur gas processing by E.I. du Pont de Nemours; and

•	mechanical failure of equipment at our refineries or third-party facilities.

Any of the foregoing could result in production and distribution difficulties and disruptions, environmental pollution, personal injury or wrongful death claims, and other damage to our properties and the properties of others. There is also risk of mechanical failure and equipment shutdowns both in general and following unforeseen events. Furthermore, in such situations, undamaged refinery processing units may be dependent on or interact with damaged process units and, accordingly, are also subject to being shut down.

Our refineries consist of many processing units, several of which have been in operation for a long time. One or more of the units may require unscheduled downtime for unanticipated maintenance or repairs, or our planned turnarounds may last longer than anticipated. Scheduled and unscheduled maintenance could reduce our revenues and increase our costs during the period of time that our units are not operating.

Our refining activities are conducted at our El Paso refinery in Texas, the Yorktown refinery in Virginia, and our two refineries in New Mexico. The refineries constitute a significant portion of our operating assets, and our refineries supply a significant portion of our fuel to our retail operations. Prior to our acquisition of Giant in 2007, there was one fire incident at the Yorktown refinery and two fire incidents at the Gallup refinery in late 2006. Because of the significance to us of our refining operations, the occurrence of any of the events described above could significantly disrupt our production and distribution of refined products, and any sustained disruption could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to run our Four Corners refineries at increased rates.

In 2005, Giant purchased an inactive pipeline running from Southwest New Mexico to Northwest New Mexico. The pipeline has been upgraded to transport crude oil from Southeast New Mexico to the Four Corners region. While this additional supply of crude oil was intended to allow us to run our Four Corners refineries at increased rates, we may not be able to do so. These refineries had been running at less than full capacity for a number of years and there is no assurance that the refinery units will be able to run at increased rates. Based on seasonally lower product demand in the Four Corners area in the winter months and to manage our working capital, we have removed the crude oil from the pipeline. We will continue to evaluate future demand and alternative sources of crude oil to determine when the pipeline will be returned to service.

We could experience business interruptions caused by pipeline shutdown.

Our El Paso refinery, which is our largest refinery, is dependent on a 450-mile pipeline owned by Kinder Morgan, for the delivery of all of its crude oil. Because our crude oil refining capacity at the El Paso refinery is approaching the delivery capacity of the pipeline, our ability to offset lost production due to disruptions in supply with increased future production is limited due to this crude oil supply constraint. In addition, we will be unable to take advantage of further expansion of the El Paso refinery’s production without securing additional crude oil supplies or pipeline expansion. We also deliver a substantial percentage of the refined products produced at the El Paso refinery through three principal product pipelines. Any extended, non-excused downtime of our El Paso refinery could cause us to lose line space on these refined products pipelines if we cannot otherwise utilize our pipeline allocations. We could experience an interruption of supply or delivery, or an increased cost of receiving crude oil and delivering refined products to market, if the ability of these pipelines to transport crude oil or refined products is disrupted because of accidents, governmental regulation, terrorism, other third-party action, or any other events beyond our control. A prolonged inability to receive crude oil or transport refined products on pipelines that we currently utilize could have a material adverse effect on our business, financial condition and results of operations.

We also have a pipeline system that delivers crude oil to our Four Corners refineries and a pipeline that delivers natural gas liquids to our Gallup refinery. The Four Corners refineries are dependent on the crude oil pipeline system for the delivery of the crude oil necessary to run the refineries at increased rates. If the operation of the pipeline is disrupted because of accidents, governmental regulation, terrorism, other third-party action, or any other events beyond our control, we would not receive the crude oil necessary to run the refineries at increased rates. A prolonged inability to transport crude oil on the pipeline system could have a material adverse effect on our business, financial condition and results of operations.

Certain rights-of-way for our crude oil pipeline system must be renewed periodically, including some that have expired, which are in the process of renewal, and others that expire in the next few years. We expect that substantial lead time will be required to negotiate and complete renewal of these rights-of-way and that the costs of renewal for certain of the rights-of-way may be significant. Our inability to successfully renew these rights-of-way would negatively impact our ability to use the crude oil pipeline systems, which could have a material adverse effect on our business, financial condition and results of operations.

Severe weather, including hurricanes, could interrupt the supply of some of our feedstocks.

Crude oil supplies for the El Paso refinery come from the Permian Basin in Texas and New Mexico and therefore are generally not subject to interruption from severe weather, such as hurricanes. We, however, obtain certain of our feedstocks for the El Paso refinery, such as alkylate, and some refined products we purchase for resale, by pipeline from Gulf Coast refineries. Alkylate is used to produce a portion of our Phoenix Clean Burning Gasoline and other refined products. If our supply of feedstocks is interrupted for the El Paso refinery, our business, financial condition and results of operations would be adversely impacted.

Our Yorktown refinery is located on land that lies along the York River in York County, Virginia. It is situated adjacent to its own deep-water port on the York River. All of the crude oil used by the refinery is delivered by crude oil tankers and most of the finished products sold by the refinery are shipped out by barge, with the remaining amount shipped out by truck or rail. As a result of its location, the refinery is subject to damage or interruption of operations and deliveries of both crude oil and finished products from hurricanes or other severe weather. A prolonged interruption of operations or deliveries could have a material adverse effect on our business, financial condition and results of operations.

Competition in the refining and marketing industry is intense, and an increase in competition in the areas in which we sell our refined products could adversely affect our sales and profitability.

We compete with a broad range of refining and marketing companies, including certain multinational oil companies. Because of their geographic diversity, larger and more complex refineries, integrated operations and greater resources, some of our competitors may be better able to withstand volatile market conditions, to compete on the basis of price, to obtain crude oil in times of shortage and to bear the economic risks inherent in all phases of the refining industry. In addition, based on the strong fundamentals for the global refining industry, capital investments for refinery expansions and new refineries in international markets have increased, which may result in greater U.S. imports of refined products.

We are not engaged in the petroleum exploration and production business and therefore do not produce any of our crude oil feedstocks. Certain of our competitors, however, obtain a portion of their feedstocks from company-owned production. Competitors that have their own production are at times able to offset losses from refining operations with profits from producing, and may be better positioned to withstand periods of depressed refining margins or feedstock shortages. In addition, we compete with other industries that provide alternative means to satisfy the energy and fuel requirements of our industrial, commercial and individual consumers. If we are unable to compete effectively with these competitors, both within and outside of our industry, there could be a material adverse effect on our business, financial condition and results of operations.

The Longhorn refined products pipeline runs approximately 700 miles from the Houston area of the Gulf Coast to El Paso and has an estimated maximum capacity of 225,000 bpd. This pipeline provides Gulf Coast refiners and other shippers with improved access to West Texas and New Mexico. In addition, Kinder Morgan completed and placed into service its East Line expansion that increases pipeline capacity from El Paso to Tucson and Phoenix, Arizona. The expansion increases capacity on the East Line to over 200,000 bpd. Any additional or modified supply provided by these pipelines could lower prices and increase price volatility in areas that we serve and could adversely affect our sales and profitability. The entity that owns the Longhorn pipeline recently filed for bankruptcy and the impact of this bankruptcy filing on the future operations of this pipeline is uncertain.

Portions of our operations in the areas we operate may be impacted by competitors’ plans, as well as plans of our own, for expansion projects and refinery improvements that could increase the production of refined products in the Southwest region. In addition, we anticipate that lower quality crude oils, which are typically less expensive to acquire, can and will be processed by our competitors as a result of refinery improvements. These developments could result in increased competition in the areas in which we operate.

We may incur significant costs to comply with environmental and health and safety laws and regulations.

Our operations and properties are subject to extensive federal, state and local environmental and health and safety regulations governing, among other things, the generation, storage, handling, use and transportation of petroleum and hazardous substances, the emission and discharge of materials into the environment, waste management, characteristics and composition of gasoline and diesel fuels. If we fail to comply with these regulations, we may be subject to administrative, civil and criminal proceedings by governmental authorities, as well as civil proceedings by environmental groups and other entities and individuals. A failure to comply, and any related proceedings, including lawsuits, could result in significant costs and liabilities, penalties, judgments against us or governmental or court orders that could alter, limit or stop our operations.

In addition, new environmental laws and regulations, including new regulations relating to alternative energy sources and the risk of global climate change, new interpretations of existing laws and regulations, increased governmental enforcement or other developments could require us to make additional unforeseen expenditures. There is growing consensus that some form of regulation will be forthcoming at the federal level in the United States with respect to greenhouse gas emissions (including carbon dioxide) and such regulation could result in the creation of substantial additional costs in the form of taxes or required acquisition or trading of emission allowances. Many of these laws and regulations are becoming increasingly stringent, and the cost of compliance with these requirements can be expected to increase over time. We are not able to predict the impact of new or changed laws or regulations or changes in the ways that such laws or regulations are administered, interpreted or enforced. The requirements to be met, as well as the technology and length of time available to meet those requirements, continue to develop and change. To the extent that the costs associated with meeting any of these requirements are substantial and not adequately provided for, there could be a material adverse effect on our business, financial condition and results of operations.

The Environmental Protection Agency, or EPA, has issued rules pursuant to the Clean Air Act that require refiners to reduce the sulfur content of gasoline and highway diesel fuel by various specified dates. We are incurring substantial costs to comply with the EPA’s low sulfur rules. The Yorktown refinery is subject to a compliance plan agreed to by the EPA that modified the timetable for the Yorktown and El Paso refineries to comply with the rules and requires the Yorktown refinery to produce specified volumes of compliant product by various dates. Failure to produce these specified volumes required by the Yorktown compliance plan has resulted, and could result in the future, in us having to purchase credits and/or sell more high sulfur heating oil than otherwise would be the case. At most times, high sulfur heating oil sells for a lower margin than ultra low sulfur diesel fuel. Failure to comply with the low sulfur regulations could also result in the EPA modifying or revoking the compliance plans or assessing penalties. The occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.

Goodwill and other intangible assets comprise a significant portion of our total assets. We must test our goodwill and intangible assets for impairment at least annually, which may result in a material, non-cash write down of goodwill or other intangible assets and could have a material adverse effect on our results of operations and shareholders’ equity.

Goodwill and other intangible assets are subject to impairment assessments at least annually (or more frequently when events or circumstances indicate that an impairment may have occurred) by applying a fair-value based test. Our principal intangible assets are goodwill and various licenses and permits. As discussed above, our refining margins decreased significantly in 2008 as compared to 2007 due to substantial increases in feedstock costs and lower increases in gasoline prices, which has had, and may continue to have, a negative effect on our results of operations to the extent that the margin between refined product prices and feedstock prices narrows further, as was the case throughout much of 2008.

The risk of impairment losses may increase to the extent our market capitalization, results of operations, and cash flows decline. Impairment losses may result in a material, non-cash write-down of goodwill or other intangible assets. Furthermore, impairment losses could have a material adverse effect on our results of operations and shareholders’ equity. While we determined that our goodwill was not impaired at December 31, 2008, declines in our market capitalization could be an early indication that goodwill may become impaired in the future.

We have capital needs for which our internally generated cash flows and other sources of liquidity may not be adequate.

If we cannot generate cash flow or otherwise secure sufficient liquidity to support our short-term and long-term capital requirements, we may not be able to comply with certain environmental standards by the current EPA-mandated deadlines or pursue our business strategies, in which case our operations may not perform as well as we currently expect. We have substantial short-term and long-term capital needs, including those for capital expenditures that we will make to comply with the low sulfur content specifications of the Tier II gasoline standards and on- and off-road diesel laws and regulations. Our short-term working capital needs are primarily crude oil purchase requirements, which fluctuate with the pricing and sourcing of crude oil. We also have significant long-term needs for cash, including those to support our expansion and upgrade plans, as well as for regulatory compliance.

Our operations involve environmental risks that could give rise to material liabilities.

Our operations, and those of prior owners or operators of our properties, have previously resulted in spills, discharges or other releases of petroleum or hazardous substances into the environment, and such spills, discharges or releases could also happen in the future. Past or future spills related to any of our operations, including our refineries, product terminals or transportation of refined products or hazardous substances from those facilities, may give rise to liability (including strict liability, or liability without fault, and cleanup responsibility) to governmental entities or private parties under federal, state or local environmental laws, as well as under common law. For example, we could be held strictly liable under the Comprehensive Environmental Responsibility, Compensation and Liability Act for contamination of properties that we currently own or operate and facilities to which we transported or arranged for the transportation of wastes or by-products for use, treatment, storage or disposal, without regard to fault or whether our actions were in compliance with law at the time. Our liability could also increase if other responsible parties, including prior owners or operators of our facilities, fail to complete their clean-up obligations. Based on current information, we do not believe these liabilities are likely to have a material adverse effect on our business, financial condition or results of operations, but in the event that new spills, discharges or other releases of petroleum or hazardous substances occur or are discovered or there are other changes in facts or in the level of contributions being made by other responsible parties, there could be a material adverse effect on our business, financial condition and results of operations.

In addition, we may face liability for alleged personal injury or property damage due to exposure to chemicals or other hazardous substances located at or released from our refineries or otherwise related to our current or former operations. We may also face liability for personal injury, property damage, natural resource damage or for clean-up costs for the alleged migration of contamination or other hazardous substances from our refineries to adjacent and other nearby properties.

We are involved in a number of methyl tertiary butyl ether, or MTBE, lawsuits.

Lawsuits have been filed in numerous states alleging that MTBE, a high octane blendstock used by many refiners in producing specially formulated gasoline, has contaminated water supplies. MTBE contamination primarily results from leaking underground or aboveground storage tanks. The suits allege MTBE contamination of water supplies owned and operated by the plaintiffs, who are generally water providers or governmental entities. The plaintiffs assert that numerous refiners, distributors or sellers of MTBE and/or gasoline containing MTBE are responsible for the contamination. The plaintiffs also claim that the defendants are jointly and severally liable for compensatory and punitive damages, costs and interest. Joint and several liability means that each defendant may be liable for all of the damages even though that party was responsible for only a small part of the damages.

As a result of the acquisition of Giant, certain of our subsidiaries were defendants in approximately 40 of these MTBE lawsuits pending in Virginia, Connecticut, Massachusetts, New Hampshire, New York, New Jersey, Pennsylvania, Florida and New Mexico. We and our subsidiaries have reached settlement agreements regarding most of these lawsuits, including the New Mexico suit. There are currently seven lawsuits pending.

Western also has been named as a defendant in a lawsuit filed by the State of New Jersey related to MTBE. Western has never done business in New Jersey and has never sold any products in that state or that could have reached that state. Accordingly, Western intends to vigorously defend itself.

Owners of a small hotel in Aztec, New Mexico, filed a lawsuit in San Juan County, New Mexico alleging migration of underground gasoline onto their property from underground storage tanks located on a convenience store property across the street, which is owned by on of our subsidiaries. Plaintiffs claim a component of the gasoline, MTBE, has contaminated their ground water.

We intend to vigorously defend these MTBE lawsuits. Because potentially applicable factual and legal issues have not been resolved, we have yet to determine if a liability is probable and we cannot reasonably estimate the amount of any loss associated with these matters. Accordingly, we have not recorded a liability for these lawsuits.

We could incur substantial costs or disruptions in our business if we cannot obtain or maintain necessary permits and authorizations.

Our operations require numerous permits and authorizations under various laws and regulations, including environmental and health and safety laws and regulations. These authorizations and permits are subject to revocation, renewal or modification and can require operational changes, which may involve significant costs, to limit impacts or potential impacts on the environment and/or health and safety. A violation of these authorization or permit conditions or other legal or regulatory requirements could result in substantial fines, criminal sanctions, permit revocations, injunctions and/or refinery shutdowns. In addition, major modifications of our operations could require modifications to our existing permits or expensive upgrades to our existing pollution control equipment, which could have a material adverse effect on our business, financial condition or results of operations.

Our ability to pay dividends in the future is limited by contractual restrictions and cash generated by operations.

On June 30, 2008, as part of the amendment to our credit facilities, we agreed not to declare and pay cash dividends to our common stockholders until after December 31, 2009. Even if we were to decide to declare a dividend after such date, however, we are a holding company and all of our operations are conducted through our subsidiaries. Consequently, we will rely on dividends or advances from our subsidiaries to fund any dividends. The ability of our operating subsidiaries to pay dividends are subject to applicable local law. These laws could limit the payment of dividends and distributions to us, which would restrict our ability to pay dividends in the future. In addition, our payment of dividends will depend upon our ability to generate sufficient cash flows. Our board of directors will review our dividend policy periodically in light of the factors referred to above, and we cannot assure you of the amount of dividends, if any, that may be paid in the future.

Changes to the current tax laws could result in the imposition of entity level state taxation on one of our operating subsidiaries, which would result in a reduction in our anticipated cash flow.

One of our operating subsidiaries is organized as a partnership. A partnership generally is not subject to entity level state franchise tax in the jurisdictions in which it is organized or operates. Current laws may change, however, subjecting our partnership operating subsidiary to entity level state taxation.

Our insurance policies do not cover all losses, costs or liabilities that we may experience.

Our insurance coverage does not cover all potential losses, costs or liabilities. Due to the fires experienced at the Giant refineries in 2005 and 2006, the cost of insurance coverage in 2009 for the Yorktown and Four Corners refineries will be higher than the cost of insurance for the El Paso refinery. In addition to the higher costs, the deductibles for such coverage are higher and the waiting periods for business interruption coverage are longer.

We could suffer losses for uninsurable or uninsured risks or in amounts in excess of our existing insurance coverage. Our ability to obtain and maintain adequate insurance may be affected by conditions in the insurance market over which we have no control. In addition, if we experience any more insurable events, our annual premiums could increase further or insurance may not be available at all. The occurrence of an event that is not fully covered by insurance or the loss of insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to successfully implement our business strategies.

Our business strategies include the implementation of several capital expenditure projects designed to increase the productivity and profitability of our refineries. Many factors beyond our control may prevent or hinder our implementation of some or all of our planned capital expenditure projects or lead to cost overruns, including new or more expensive obligations to comply with environmental regulations, a downturn in refining margins, technical or mechanical problems, lack of available capital and other factors. Failure to successfully implement these profit-enhancing strategies on a timely basis or at all may adversely affect our business prospects and competitive position in the industry.

In addition, a component of our growth strategy is to selectively acquire complementary assets in order to increase earnings and cash flow. Our ability to do so will be dependent upon several factors, including our ability to identify attractive acquisition candidates, consummate acquisitions on favorable terms, successfully integrate acquired assets, obtain financing to fund acquisitions and to support our growth, and many other factors beyond our control. Risks associated with acquisitions include those relating to:

•	diversion of management time and attention from our existing business;

•	challenges in managing the increased scope, geographic diversity and complexity of operations;

•	difficulties in integrating the financial, technological and management standards, processes, procedures and controls of an acquired business with those of our existing operations;

•	liability for known or unknown environmental conditions or other contingent liabilities not covered by indemnification or insurance;

•	greater than anticipated expenditures required for compliance with environmental or other regulatory standards or for investments to improve operating results;

•	difficulties in achieving anticipated operational improvements;

•	incurrence of additional indebtedness to finance acquisitions or capital expenditures relating to acquired assets; and

•	issuance of additional equity, which could result in further dilution of the ownership interest of existing stockholders.

We may not be successful in acquiring additional assets, and any acquisitions that we do consummate may not produce the anticipated benefits or may have adverse effects on our business and operating results.

If we lose any of our key personnel, our ability to manage our business and continue our growth could be negatively impacted.

Our future performance depends to a significant degree upon the continued contributions of our senior management team, including our Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, Vice President and Assistant Secretary, President-Refining and Marketing, Senior Vice President-Legal, General Counsel and Secretary, Chief Accounting Officer, and Senior Vice President-Treasurer. We do not currently maintain key man life insurance with respect to any member of our senior management team. The loss or unavailability to us of any member of our senior management team or a key technical employee could significantly harm us. We face competition for these professionals from our competitors, our customers, and other companies operating in our industry. To the extent that the services of members of our senior management team would be unavailable to us for any reason, we would be required to hire other personnel to manage and operate our company. We may not be able to locate or employ such qualified personnel on acceptable terms, or at all.

A substantial portion of our refining workforce is unionized, and we may face labor disruptions that would interfere with our operations.

As of February 27, 2009, we employed approximately 3,300 people, approximately 650 of whom were covered by collective bargaining agreements. The collective bargaining agreement at the Yorktown refinery expired in January 2009. We successfully renegotiated this agreement and it now has an expiration date of March 2012. In addition, in 2008 we successfully negotiated collective bargaining agreements covering employees at the Bloomfield and the Gallup refineries that expire in 2012. We are currently in negotiations for a new collective bargaining agreement covering employees at the El Paso refinery to replace the collective bargaining agreement set to expire in April 2009. We have tentative verbal agreements on wages for the new agreement and on an extension of the current agreement until June 3, 2009, while we attempt to reach agreement on remaining issues. We may not be able to renegotiate our existing collective bargaining agreement covering the employees at the El Paso refinery on satisfactory terms, or at all. A failure to do so may increase our costs. While all of our collective bargaining agreements, including the one covering the El Paso refinery, contain “no strike” provisions, those provisions are not effective in the event an agreement expires. Accordingly, we may not be able to prevent a strike or work stoppage in the future, and any such work stoppage could have a material adverse affect on our business, financial condition and results of operations.

Terrorist attacks, threats of war or actual war may negatively affect our operations, financial condition, results of operations and prospects.

Terrorist attacks in the U.S. and the war in Iraq, as well as events occurring in response to or in connection with them, may adversely affect our operations, financial condition, results of operations and prospects. Energy-related assets (which could include refineries and terminals such as ours or pipelines such as the ones on which we depend for our crude oil supply and refined product distribution) may be at greater risk of future terrorist attacks than other possible targets. A direct attack on our assets or assets used by us could have a material adverse effect on our operations, financial condition, results of operations and prospects. In addition, any terrorist attack could have an adverse impact on energy prices, including prices for our crude oil and refined products, and an adverse impact on the margins from our refining and marketing operations. In addition, disruption or significant increases in energy prices could result in government-imposed price controls.

While we currently maintain some insurance that provides coverage against terrorist attacks, such insurance has become increasingly expensive and difficult to obtain. As a result, insurance providers may not continue to offer this coverage to us on terms that we consider affordable, or at all.

Our operating results are seasonal and generally lower in the first and fourth quarters of the year.

Demand for gasoline is generally higher during the summer months than during the winter months. In addition, oxygenate is added to the gasoline in our service areas during the winter months, thereby increasing the supply of gasoline. This combination of decreased demand and increased supply during the winter months can lower gasoline prices. As a result, our operating results for the first and fourth calendar quarters are generally lower than those for the second and third calendar quarters of each year. The effects of seasonal demand for gasoline are partially offset by increased demand during the winter months for diesel fuel in the Southwest and heating oil in the Northeast.

Our controlling stockholders may have conflicts of interest with other stockholders in the future.

Mr. Paul Foster, our Chief Executive Officer and Chairman of the Board, and Messrs. Jeff Stevens (our President and Chief Operating Officer and a current director), Ralph Schmidt (our former Chief Operating Officer and a current director) and Scott Weaver (our Vice President, Assistant Secretary and a current director) own approximately 55% of our common stock. As a result, Mr. Foster and the other members of this group will be able to control the election of our directors, determine our corporate and management policies and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales, and other significant corporate transactions. So long as this group continues to own a significant amount of the outstanding shares of our common stock, they will continue to be able to strongly influence or effectively control our decisions, including whether to pursue or consummate potential mergers or acquisitions, asset sales, and other significant corporate transactions. The interests of Mr. Foster and the other members of this group may not coincide with the interests of other holders of our common stock.

We are a “controlled company” within the meaning of the NYSE rules and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements.

Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of the NYSE, including:

•	the requirement that a majority of our board of directors consist of independent directors;

•	the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

We presently do not have a majority of independent directors on our board and are relying on the exemptions from the NYSE corporate governance requirements set forth in the first bullet point above. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Fiscal Year Ended December 31,
	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges	1.61	6.12	110.17	20.96	8.86

The ratios of earnings to fixed charges were calculated by dividing earnings by fixed charges. Earnings were calculated by adding income before income taxes, interest expense (including amortization of debt expense and any discount or premium relating to indebtedness), the interest component of rental expense and the amortization of capitalized interest. Fixed charges were calculated by adding interest expense (including amortization of debt expense and any discount or premium relating to indebtedness), capitalized interest and the interest component of rental expense.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that Western Refining may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF WESTERN REFINING CAPITAL STOCK

The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to the relevant provisions of the laws of the state of Delaware and our certificate of incorporation and bylaws. Copies of our certificate of incorporation and bylaws are incorporated herein by reference and will be sent to you at no charge upon request. See “Where You Can Find More Information” below.

General

Our authorized capital stock consists of 240,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our board of directors. As of March 4, 2009, 68,344,704 shares of common stock (excluding shares held in treasury) were outstanding and were held by approximately 79 holders. No shares of preferred stock were issued or outstanding as of March 4, 2009.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to receive ratably any dividends that may be declared by our board of directors out of funds legally available therefor. Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock do not have preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Our common stock is listed on the New York Stock Exchange under the symbol “WNR.”

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Preferred Stock

Our board of directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval.

Our certificate of incorporation permits us to issue up to 10,000,000 shares of preferred stock from time to time. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

Provisions of Our Certificate of Incorporation and Bylaws

Amendment of the Bylaws.  Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our charter and bylaws grant our board the power to adopt, amend and repeal our bylaws on the affirmative vote of a majority of the directors then in office. Our stockholders may adopt, amend or repeal our bylaws at any time by the holders of a majority of the voting power of all outstanding voting stock.

Classified Board.  Our certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board.

Limitation of Liability of Officers and Directors.  Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate the rights of our company and our stockholders, through stockholders’ derivative suits on behalf of our company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply if the directors breached their duty of loyalty to us and our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from their actions as directors. In addition, our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We currently have indemnification agreements with our directors and executive officers and also maintain directors and officers insurance.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. We will issue debt securities that will be senior debt under the senior debt indenture between us and The Bank of New York Trust Company, N.A., as senior debt trustee. We will issue debt securities that will be subordinated debt under the subordinated debt indenture between us and The Bank of New York Trust Company, N.A., as subordinated debt trustee. This prospectus refers to the senior debt indenture and the subordinated debt indenture individually as the indenture and collectively as the indentures. This prospectus refers to the senior debt trustee and the subordinated debt trustee individually as the trustee and collectively as the trustees. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We have summarized certain terms and provisions of the indentures. The summary is not complete. The indentures have been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC. You should read the indentures for the provisions which may be important to you. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The indentures are substantially identical, except for the provisions relating to subordination. See “— Subordinated Debt.”

Neither indenture will limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	classification as senior or subordinated debt securities;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•	if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the designation, aggregate principal amount and authorized denominations;

•	the maturity date;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertability provisions;

•	the place where we will pay principal and interest;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	whether the debt securities will be issued in the form of global securities or certificates;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	any United States federal income tax consequences;

•	the dates on which premium, if any, will be paid;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	any listing on a securities exchange;

•	the initial public offering price; and

•	other specific terms, including any additional events of default or covenants.

Senior Debt

We will issue under the senior debt indenture the debt securities that will constitute part of our senior debt. These senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of the Company.

Subordinated Debt

We will issue under the subordinated debt indenture the debt securities that will constitute part of our subordinated debt. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all “senior indebtedness” of the Company. The subordinated debt indenture defines “senior indebtedness” the principal of (and premium, if any) and interest on all debt of the Company whether created, incurred or assumed before, on or after the date of the subordinated debt indenture. “Senior indebtedness” does not include nonrecourse obligations, the subordinated debt securities, redeemable stock or any other obligations specifically designated as being subordinate in right of payment to senior indebtedness. See the subordinated debt indenture, section 1.01.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities or coupons are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

•	any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings which concern the Company or a substantial part of its property;

•	a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such an event of default must have continued beyond the period of grace, if any, provided for such event of default, and such an event of default shall not have been cured or waived or shall not have ceased to exist; or

•	the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default pursuant to section 6.01 of the subordinated debt indenture. This declaration must not have been rescinded and annulled as provided in the subordinated debt indenture.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

Events of Default

When we use the term “Event of Default” in the indentures with respect to the debt securities of any series, here are some examples of what we mean:

(1) default in the payment of the principal of any debt security of such series when the same becomes due and payable at maturity, upon acceleration, redemption or mandatory repurchase, including as a sinking fund installment, or otherwise;

(2) default in the payment of interest on any debt security of such series when the same becomes due and payable, and such default continues for a period of 30 days;

(3) default in the performance of or breaches of any other covenant or agreement of the Company in either indenture with respect to any debt security of such series or in the debt security of such series and such default or breach continues for a period of 30 consecutive days or more after written notice to the Company by the trustee or to the Company and the trustee by the holders of 25% or more in aggregate principal amount of the debt securities of all series affected thereby specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the indenture;

(4) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to the Company or any material subsidiary;

(5) any other Events of Default set forth in the prospectus supplement.

If an Event of Default (other than an Event of Default specified in clause (4) with respect to the Company) under each indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may by written notice, and the trustee at the request of the holders of not less than 25% in principal amount of the outstanding debt securities of such series will, require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any.

If an Event of Default under the indenture specified in clause (4) with respect to the Company occurs and is continuing, then the entire principal amount of the outstanding debt securities (or such lesser amount as may be provided in the terms of the securities) will automatically become due immediately and payable without any declaration or other act on the part of the trustee or any holder.

After a declaration of acceleration or any automatic acceleration under clause (4) described above, the holders of a majority in principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal and interest on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

Holders of at least 25% in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have made written request, and offered reasonable indemnity, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The trustee will, within 90 days after any Default occurs, give notice of the Default to the holders of the debt securities of that series, unless the Default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

We are required to furnish to each trustee an annual statement as to compliance with all conditions and covenants under the indenture.

Modification and Waiver

Each indenture may be amended or modified without the consent of any holder of debt securities in order to:

•	cure ambiguities, defects or inconsistencies;

•	provide for the assumption of our obligations in the case of a merger or consolidation;

•	establish the form or forms of debt securities of any series;

•	maintain the qualification of the indenture under the Trust Indenture Act;

•	evidence and provide for the acceptance of appointment under the indenture with respect to the debt securities of any or all series by a successor trustee and to add to or change any of the provisions of each indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee;

•	provide for uncertificated or unregistered debt securities; and

•	make any change that does not materially and adversely affect the rights of any holder.

Other amendments and modifications of each indenture or the debt securities issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	change the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, such holder’s debt security,

•	reduce the principal amount thereof or the rate of interest thereon;

•	reduce the above stated percentage of outstanding debt securities the consent of whose holders is necessary to modify or amend the indenture with respect to the debt securities of the relevant series; and

•	reduce the percentage in principal amount of outstanding debt securities of the relevant series the consent of whose holders is required for any supplemental indenture or for any waiver of compliance with certain provisions of the indenture or certain defaults and their consequences provided for in the indenture.

Covenants

Consolidation, Merger or Sale of Assets

We will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our properties and assets to any person or persons in a single transaction or through a series of transactions, unless:

•	we shall be the continuing person or, if we are not the continuing person, the resulting, surviving or transferee person (the “surviving entity”) is a company organized and existing under the laws of the United States or any State or territory;

•	the surviving entity will expressly assume all of our obligations under the debt securities and each indenture, and will, if required by law to effectuate the assumption, execute supplemental indentures which will be delivered to the trustees and will be in form and substance reasonably satisfactory to the trustees;

•	immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default has occurred and is continuing; and

•	we or the surviving entity will have delivered to the trustee an officers’ certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the indenture relating to the transaction or series of transactions have been satisfied.

If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our assets occurs in accordance with the indentures, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of the Company under the indentures with the same effect as if such successor corporation had been named as the Company. Except for (1) any lease or (2) any sale, assignment, conveyance, transfer, lease or other disposition to certain subsidiaries of the Company, we will be discharged from all obligations and covenants under the indentures and the debt securities.

Satisfaction, Discharge and Covenant Defeasance

We may terminate our obligations under each indenture, when:

•	either:

•	all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or

•	all the debt securities of any series issued that have not been delivered to the trustee for cancellation will become due and payable within one year (a “Discharge”) and we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name, and at our expense and we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities to pay principal, interest and any premium;

•	we have paid or caused to be paid all other sums then due and payable under such indenture; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under such indenture relating to the satisfaction and discharge of such indenture have been complied with.

We may elect to have our obligations under each indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under such indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•	our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, the Company’s right of optional redemption, mutilated, defaced, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, obligations and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, we may elect to have our obligations released with respect to certain covenants in each indenture (“covenant defeasance”). Any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•	we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

•	money in an amount;

•	U.S. Government Obligations; or

•	a combination of money and U.S. Government Obligations,

in each case sufficient without reinvestment, in the written opinion of an internationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal, interest and any premium at due date or maturity or if we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, the redemption date;

•	in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, under then applicable Federal income tax law, the holders of the debt securities of that series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•	in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•	no default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 123rd day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 123rd day;

•	we must have delivered to the trustee an opinion of counsel to the effect that

(1) the creation of the defeasance trust does not violate the Investment Company Act of 1940 and

(2) after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

•	if at such time the debt securities of such series are listed on a national securities exchange, the Company has delivered to the trustee an opinion of counsel to the effect that the debt securities of such series will not be delisted as a result of such deposit, defeasance and discharge;

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with; and

•	if the debt securities of such series are to be redeemed prior to the final maturity thereof (other than from mandatory sinking fund payments or analogous payments), notice of such redemption shall have been duly given pursuant to the indenture or provision therefor satisfactory to the trustee shall have been made.

Concerning our Relationship with the Trustee

We and our subsidiaries maintain ordinary banking relationships with The Bank of New York Trust Company, N.A., as trustee.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. If we issue warrants as part of a unit, the prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. Below is a description of the general terms and provisions of the warrants that we may offer. Further terms of the warrants will be described in the prospectus supplement.

The prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material United States federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositories, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	whether the warrants are to be sold separately or with other securities as parts of units;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and the related securities will be separately transferable;

•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the warrants;

•	the number of shares of common or preferred stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	any antidilution provisions of the warrants;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of these securities issued by us or by third parties. The prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered global securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Western Refining, the trustees, the warrant agents, the unit agents or any other agent of Western Refining, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

Western Refining may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by them;

•	the purchase price of such securities and the proceeds to be received by Western Refining, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Western Refining at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with Western Refining to indemnification by Western Refining against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Western Refining and its affiliates in the ordinary course of business.

Each series of securities other than the common stock, which is listed on the New York Stock Exchange, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

WHERE YOU CAN FIND MORE INFORMATION

Western Refining files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers like Western Refining who file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

The Securities and Exchange Commission allows Western Refining to incorporate by reference information into this document. This means that Western Refining can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below and any future filings that Western Refining makes with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in the documents or filings that is deemed to have been furnished and not filed) until all the securities offered under this prospectus are sold.

Western Refining, Inc. Securities and Exchange Commission Filings	Period or date filed

Annual Report on Form 10-K	Fiscal year ended December 31, 2008
Current Reports on Form 8-K	February 5, 2009
Current Reports on Form 8-K/A	August 16, 2007 (only with respect to the historical financial statements of Giant listed in Item 9.01(a) and set forth in Exhibits 99.1 and 99.2 thereto)
Registration Statement on Form 8-A	January 11, 2006
Proxy Statement on Schedule 14A (Those portions incorporated by reference into Western Refining’s Form 10-K only)	April 21, 2008

Documents incorporated by reference are available from Western Refining without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

Western Refining, Inc.
123 W. Mills Ave. Suite 200
El Paso, Texas 79901
Attention: Investor Relations
Telephone: (915) 534-1400

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and Western Refining’s financial statements and other documents incorporated by reference in this prospectus contain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995. When used in this document, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “will,” “future,” and similar terms and phrases to identify forward-looking statements in this prospectus.

Forward-looking statements reflect our current expectations regarding future events, results, or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations, and cash flows.

Actual events, results, and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, the following:

•	our ability to realize the synergies from our acquisition of Giant;

•	our ability to successfully integrate the operations and employees of Giant and the timing of such integration;

•	higher than expected costs or expenses relating to the Giant acquisition;

•	adverse changes in the credit ratings assigned to our debt instruments;

•	conditions in the capital markets;

•	our ability to consummate certain asset sales, including the possible sale of our Yorktown refinery in the near term or ever;

•	our ability to raise additional funds for our working capital needs in the public or private debt or equity markets;

•	adverse changes in our crude oil suppliers’ view as to our creditworthiness;

•	worsening of the current economic crisis and instability and volatility in the financial markets;

•	changes in the underlying demand for our refined products;

•	availability, costs, and price volatility of crude oil, other refinery feedstocks, and refined products;

•	an adverse result in the lawsuit brought against our subsidiary, Western Yorktown, by Statoil regarding our declaration of force majeure under our crude oil supply agreement with them;

•	changes in crack spreads;

•	changes in the sweet/sour spread;

•	changes in the spread between West Texas Intermediate crude oil and Dated Brent crude oil;

•	construction of new, or expansion of existing, product pipelines in the areas that we serve;

•	actions of customers and competitors;

•	changes in fuel and utility costs incurred by our refineries;

•	disruptions due to equipment interruption, pipeline disruptions, or failure at our or third-party facilities;

•	execution of planned capital projects, cost overruns relating to those projects and failure to realize the expected benefits from those projects;

•	effects of, and costs relating to, compliance with current and future local, state, and federal environmental, economic, safety, tax and other laws, policies and regulations and enforcement initiatives;

•	rulings, judgments or settlements in litigation or other legal or regulatory matters, including unexpected environmental remediation costs, in excess of any reserves or insurance coverage;

•	the price, availability and acceptance of alternative fuels and alternative-fuel vehicles;

•	operating hazards, natural disasters, casualty losses, acts of terrorism and other matters beyond our control; and

•	other factors discussed in more detail under the heading “Risk Factors.”

Any one of these factors or a combination of these factors could materially affect our results of operations and could influence whether any forward-looking statements ultimately prove to be accurate. You are urged to consider these factors carefully in evaluating any forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements.

The actual results or performance by Western Refining could differ materially from those expressed in, or implied by, any forward looking statements. These statements are based on assumptions made by us based on our experience and perception of historical trends, current conditions, expected future developments and other factors that we believe are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond our control. The forward-looking statements included or incorporated by reference herein are made only as of the date of this prospectus, and we are not required to update any information to reflect events or circumstances that may occur after the date of this prospectus, except as required by applicable law.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements of Western Refining, Inc. at December 31, 2007 and for each of the two years in the period ended December 31, 2007, appearing in our annual report on Form 10-K for the year ended December 31, 2008, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon and incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Western Refining, Inc.’s internal control over financial reporting as of December 31, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Giant incorporated herein by reference from our current report on Form 8-K/A dated August 16, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations in 2005 and to the adoption of Statement of Financial Accounting Standards No. 158, Employers Accounting for Defined Benefit Plans and Other Post-retirement Benefits, an Amendment of FASB Statements No. 87, 88, 106, and 132(R) in 2006), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$100,000,000

Western Refining, Inc.
% Convertible Senior Notes due 2014

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.
Goldman, Sachs & Co.
ABN AMRO Incorporated
Wachovia Securities

June   , 2009